Exhibit 10.4

HOTEL MANAGEMENT AGREEMENT

DATED AS OF AUGUST       , 2006

BETWEEN

1100 WEST PROPERTIES LLC,

AS OWNER,

AND

MORGANS HOTEL GROUP MANAGEMENT LLC,

AS OPERATOR,

FOR THE MANAGEMENT OF

MONDRIAN

(HOTEL AND RESIDENCES)

LOCATED

AT

1100 West Avenue

Miami Beach, Florida 33139

HOTEL MANAGEMENT AGREEMENT

HOTEL MANAGEMENT AGREEMENT (this “Agreement”) made and entered into this         day of August, 2006  by and between 1100 WEST PROPERTIES LLC, a Delaware limited liability company (hereinafter called the “Owner”), and MORGANS HOTEL GROUP MANAGEMENT LLC, a limited liability company organized and existing under the laws of the State of Delaware (hereinafter called the “Operator”).

W I T N E S S E T H:

WHEREAS, the Owner is the owner of the property located at 1100 West Avenue, Miami Beach, Florida 33139 (the “Premises”); and

WHEREAS, Owner intends to convert said Premises from rental apartments to operation as a hotel; and

WHEREAS, Owner also intends to redevelop said Premises as a hotel-condominium project, containing 342 condominium units, as well an hotel-unit and other amenities; and

WHEREAS, the Owner desires to obtain the benefits of the Operator’s expertise in the management and operation of the Hotel (as hereinafter defined) by granting to the Operator complete and full control and discretion in the operation, direction, management and supervision of the Hotel, subject to the limitations in this Agreement, and the Operator desires to assume such control and discretion upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions.  The following terms shall have the following meanings when used in this Agreement:

“Adjustment Date” shall have the meaning set for the in Section 10.1 hereof.

“Affiliate” of any person or entity shall mean any other person or entity controlling, controlled by or under common control with the person or entity in question.

“Allocable Chain Expenses” for any period shall mean the Hotel’s pro rata share of all Chain Expenses incurred during such period.  The Hotel’s pro rata share of Chain Expenses for any period shall bear the same ratio to the overall Chain Expenses for such period as the Gross Revenues of the Hotel bears to the aggregate gross revenues (calculated in a similar manner as the Gross Revenues of the Hotel) of all hotels opened to the public and operated or managed during such period by the Operator or its Affiliates and such Allocable Chain Expenses shall be included in Gross Operating Expenses; provided that Allocable Chain Expenses for any Calendar

Year shall not exceed 3.0% of Gross Revenues for such Calendar Year.  It is the intention of the parties with respect to Chain Services that the Operator and the Owner will not have to duplicate such service or cost at the property level, so the Owner will not incur a duplicate expense with respect thereto.

“Annual Incentive Fee” shall have the meaning set forth in Section 10.2 hereof and be in the amounts as shown on Schedule 10.2 hereof.

“Annual Profit and Loss Statement” shall mean a profit and loss statement prepared in accordance with, for so long as same shall be in effect and to the extent required by the Holder thereof, the applicable requirements of the Owner’s Loan Documents (and thereafter, the reasonable requirements of any loan documents evidencing or securing a loan held by a third-party unaffiliated lender that replaces the Existing Loan), and generally accepted accounting principles applicable to the operation of hotels and which is consistent with the Uniform System, applied on a consistent basis, and shall set forth the profit or loss of the operation of the Hotel for the prior Calendar Year.

“Applicable Laws” shall mean all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes, zoning and comprehensive land use laws, easements, restrictions, limitations and conditions of record, including the Declaration (as hereinafter defined) and executive orders of all federal, state or local governmental authorities, whether now existing or hereafter created, affecting the Hotel or the use, occupation, operation or maintenance thereof, including, without limitation, the State Liquor Authority, it being expressly understood and agreed however that where the term “Applicable Laws” is used with respect to the obligations or liability of Operator, same shall not in any instance be deemed to create or imply responsibility of or by Operator for or with respect to the operations or obligations of any tenant or other concessionaire, provided that same shall not limit any obligation that the Operator may have pursuant to the terms of this Agreement to use commercially reasonable efforts to seek to enforce, as against such tenant or concessionaire, the terms of the applicable lease, license or other agreement with such tenant or concessionaire requiring them to comply with “Applicable Laws.”

“Base Fee” shall have the meaning set forth in Section 10.1 hereof.

“Benchmark Hotel” shall mean the Mondrian Los Angeles, located at 8440 Sunset Boulevard, Hollywood, California, or such other hotel, as agreed to from time to time by the Owner and the Operator as the Benchmark Hotel.  In the event that any such hotel ceases to be managed or operated by the Operator or its Affiliate, or ceases to be managed or operated by the Operator or its Affiliate substantially in accordance with the standards in effect at the time at which it is agreed that such hotel is the Benchmark Hotel, such hotel as it was last operated by the Operator or Affiliate at the applicable standards shall continue to be the Benchmark Hotel or, unless and until the Owner and the Operator shall designate another hotel as the Benchmark Hotel.

“Building” or “Improvements” shall mean the building or buildings on the Premises and all improvements, fixtures and appurtenances and all alterations, replacements, additions and substitutions therefor now or hereafter located thereon, including, without limitation, all apparatus, equipment or articles now or hereafter therein or thereon used to supply heating, gas, air conditioning, water, lighting, power, sanitation, laundry, refrigeration and ventilation, and kitchen, elevator, millwork (and other architectural finishes) and all other similar fixtures and equipment which are affixed thereto, exclusive of FF&E.

“Business Plan” or “Budget” shall mean the annual budget and forecast of operations determined in accordance with Section 9.4 hereof (which shall include credit policies) as such budget and forecast may be modified from time to time in accordance herewith, and which budget and forecast shall be prepared in a form and manner consistent with the budgets and forecasts prepared by Operator or its Affiliate for the Benchmark Hotels.

“Calendar Year” shall mean any consecutive twelve-month period commencing upon the first day of January and ending upon the last day of December during the Term (as hereinafter defined), except that the first Calendar Year shall be the period from the Commencement Date to the last day of December next following (provided that if such period would be a period of greater than 18 months, then the first Calendar Year shall be a pro-rated year from the Commencement Date to the last day of December next following) and the last Calendar Year shall be the period from the first day of January of the Calendar Year in which this Agreement terminates or expires to the date of such termination or expiration.

“Cash Management Policies” shall mean those policies established by the Operator and the Owner with respect to the handling of Hotel funds; provided, that for so long as same shall be in effect and to the extent required by the Holder thereof, such policies shall be subject to the applicable requirements of the Owner’s Loan Documents, and thereafter, to the extent required by the holder thereof, to the reasonable requirements of any loan documents evidencing or securing a loan that replaces the Owner’s Loan.

“Chain Expenses” for any period shall mean any and all costs and expenses incurred during such period by the Operator or by any of its Affiliates in respect of Chain Services.

“Chain Services” shall mean those financial benefits, services and facilities provided by the Operator or its Affiliates (as opposed to third parties) in connection with the operation and for the benefit of the Hotel and the other Morgans Hotels, which are generally made available by the Operator in a non-discriminatory manner from time to time during the Term to Morgans Hotels.  These essential benefits, services and facilities are typically those which would be performed at the property level but which the Operator can usually perform more effectively, efficiently and economically on a centralized basis because it provides such essential benefits, services and facilities to various hotels or because of some demonstrated expertise of the Operator.  Chain Services presently consist of (i) convention, business and sales promotion services (including the maintenance and staffing of the Operator’s home office sales and public relations force), (ii) food and beverage (including promotions, restructuring of operations and non-day-to-day supervision, but subject to the terms of the Existing Leases), human resources, personnel and other operational departmental supervision and control services, (iii) certain home office personnel and staff who are directly involved in the operations of the Hotel from time to time but not otherwise physically located at the Hotel or on the Hotel payroll, (iv) audits (internal and external, financial and operational) and other accounting services, (v) graphic design services, (vi) supervision of purchasing and leasing, (vii) supervision of physical plant maintenance, (viii) special tenant and banking relationships, (ix) real estate tax audits and challenges, (x) Reservation System Services and (xi) labor negotiations.  The Operator shall have the right to increase or decrease Chain Services for all Morgans Hotels from time to time in the Operator’s sole discretion; provided, however, that the Operator deems the increase or decrease in Chain Services, as applicable to the Hotel to be beneficial and economical for the operation of Morgans Hotels.

“Condominium Association” shall mean the condominium association established under the Declaration.

“Condominium Units” shall mean the individual condominium units created by the Declaration.

“Condominium Unit Owner” shall mean the owner of a Unit as defined in the Declaration.

“Commencement Date” shall mean the date hereof.

 “Competitive Hotels” shall mean those hotels agreed to by the Owner and Operator prior to the opening of the Hotel. In connection with the process for approving a Budget for each succeeding Calendar Year, either party may request review of and recommend revisions to the then-applicable list of Competitive Hotels and any revisions shall be subject to the mutual agreement of Owner and Operator.  Any disagreement between the Owner and the Operator with respect to the hotels included in Competitive Hotels will be resolved by arbitration in the manner provided in Section 9.6.  In no event shall the list of Competitive Hotels contain fewer than five (5) hotels at any time.

“Consumable Supplies” shall mean office, cleaning, engineering, laundry and valet supplies, food service supplies, decorations, menus, guest supplies (including stationery, soap, matches, toilet and facial tissues) and such other supplies as are customarily consumed on a daily basis in the operation of a hotel as required by the Hotel Standards.

“Declaration” shall mean the declaration of condominium and all related documents including, without limitation, the prospectus and all exhibits and attachments thereto, and the articles and by-laws, pursuant to which the Premises is submitted to the condominium form of ownership all of which the Operator shall have the right to review and approve (provided, to the extent the same is reviewed and approved by Mondrian Miami Investment LLC (“Mondrian Miami”), an affiliate of Operator, which entity holds an indirect interest in Owner, such approval shall constitute the deemed approval of Operator).

“Existing Leases” shall mean those currently existing leases with respect to the Property, if any.

“Existing Loan” shall mean that certain loan in the original maximum principal amount of $124,000,000 from Eurohypo AG, New York Branch, as administrative agent, and the participant banks from time to time party to the Owner’s Loan Documents, and Owner.

“FF&E” shall mean all furniture, furnishings, fixtures and equipment, systems, apparatus, goods and other personal property used in, or held in storage for use in or required in connection with the operation of the Hotel and shall include Operating Equipment, specialized hotel equipment, guest room, corridor, restaurant, and lounge furnishings, office furniture and equipment, carpets, electrical appliances, kitchen appliances and apparatus, floor coverings, soft furnishings, artwork, decorative lighting, beverage and bar apparatus and appliances, telephones and telephone system, signs, television receivers and other electrical and electronic equipment, computer hardware and software, laundry apparatus and appliances, maintenance and engineering apparatus and appliances, function, banquet and conference furniture and apparatus, exterior and interior signage, office and back of house apparatus and appliances, motor vehicles and courtesy vehicles, and such other furnishings and equipment as are used in connection with the operation of hotels, and all alterations, substitutions, additions and replacements therefore; provided, however, that FF&E shall not include Working Capital.

“FF&E Reserve” shall mean, following such time as the Owner and the Operator shall agree for the first time to include an FF&E Reserve in the Budget (any dispute as to the initial establishment of an FF&E Reserve to be determined by arbitration pursuant to Section 9.6), an FF&E reserve to be funded each Calendar Year thereafter out of Gross Revenues (or otherwise by Owner if required by any Holder) in an amount equal to four (4%) percent of Gross Revenues from room rentals as reduced by such amounts collected by the Condominium Association or the Hotel Unit Owner (for the upkeep of the Shared Facilities) under the Declaration.  The amount of the FF&E Reserve, and payments into the FF&E Reserve, shall take into account assessments and other sums collected, or to be collected, from Condominium Unit Owners (whether paid to the Condominium Association, the Hotel Unit Owner or directly to the Operator or otherwise available from the Condominium Association) which may be used to pay for items otherwise to be pad for from funds in the FF&E Reserve.

Provided that, to the extent that the Owner’s Loan Documents require an FF&E or similar reserve, and thereafter, to the extent that any loan documents evidencing or securing a loan that replaces the Owner’s Loan reasonably require such a reserve (provided that unless the Operator waives such requirement, any such replacement agreements shall not provide for more stringent funding (i.e., higher required reserve amounts or a requirement to fund the reserve irrespective of the availability of cash flow and/or prior to items which the Owner’s Loan Documents permit to be funded or paid before the FF&E Reserve) and disbursement requirements than the Owner’s  Loan Documents), the “FF&E Reserve” shall mean such reserves required by the lender.

The FF&E Reserve shall not cover FF&E within individual Participating Condominium Units.  A separate account (the “Participating Units FF&E Reserve Account”) shall be funded by each owner of a Participating Condominium Unit in an amount up to four (4%) percent of the hotel room rentals generated by the owner’s Participating Condominium Unit (prior to any division of revenues between Condominium Unit Owner and the Hotel Unit Owner) as determined by the Hotel Unit Owner and the Operator and reflected in the Unit Rental Agreement (any dispute as to the establishment of an FF&E Reserve percentage from time to time shall be determined by arbitration pursuant to Section 9.6), and shall be utilized in connection with FF&E in the Participating Condominium Unit.  A separate ledger account shall be maintained for each Participating Condominium Unit reflecting deposits to the Participating Units FF&E Reserve Account in respect of such Participating Condominium Unit as well as deductions therefrom in respect of such Participating Condominium Unit.  In the event that the amount credited to the account of any Participating Condominium Unit is determined by Operator to be less than the amount necessary to maintain such Unit in accordance with Hotel Standards, Operator shall require an additional funding by such Participating Unit Owner in an amount sufficient to allow such Unit to be maintained in accordance with Hotel Standards and in the event that such additional amount is not funded within the time period as determined by the Operator of receipt of written demand, Operator shall advise such Participating Unit Owner that the Unit shall be suspended from participation in the Rental Program until such additional amount is funded.

“Force Majeure” shall mean (a) strikes, labor lock-outs, other industrial disputes, accidents, inability to procure materials, governmental action or restriction, regulation or control, failure of power, water, fuel, electricity or other utilities, riots, insurrection, civil commotion, enemy or terrorist action, war, acts of God, fire or other casualty or (b) any other matter, cause or circumstances which is beyond the reasonable control of the Operator and/or the Owner and which materially and adversely affects the performance by the Operator and/or the Owner (as applicable) of the terms and provisions of this Agreement in each case to the extent the same has not arisen by reason of any breach by the Operator and/or the Owner or any other person for whom the Operator and/or the Owner (as the case may be) is responsible of any of the Operator’s and/or the Owner’s (as applicable) obligations under this Agreement.

“Gross Operating Expenses” shall mean any and all costs, fees, charges, liabilities, obligations and expenses of managing, maintaining, repairing, marketing, promoting and operating the Hotel and administering the Rental Program (including distributions made to Participating Unit Owners) determined on an accrual basis, in accordance with generally accepted accounting principles and consistent with the Uniform System, including, without limitation, all salaries and employee expense and related taxes (including, without limitation, all wages, bonuses and other compensation of all employees of the Hotel and their social and fringe benefits which shall include, but not be limited to, life, medical and disability insurance and retirement benefits and other related employee costs), the cost of Consumable Supplies, utilities, insurance to be provided under the terms of this Agreement by the Operator (including without limitation the insurance described in Section 11.1(b) hereof) or by the Owner with the Operator’s approval, governmental fees and assessments, food, beverages, laundry service expense, license fees, advertising, marketing, reservation systems, and any and all other operating expenses as are reasonably necessary for the proper and efficient operation of the Hotel in accordance with the Hotel Standards incurred by the Operator in accordance with the provisions hereof (including, without limitation, (i) federal, state and municipal excise, gross receipts, cabaret, sales, use, personal property, real estate, employee withholding and all other taxes, levies or assessments paid over to federal, state or municipal governments by the Operator with respect to the Hotel, (ii) the Base Fee, (iii) Allocable Chain Expenses, (iv) deferred maintenance to the extent that same is not a capital expense; all determined on an accrual basis in accordance with generally accepted accounting principles and consistent with the Uniform System).  Out-of-pocket expenses of the Operator incurred for the account of or in connection with the Hotel operations, including reasonable travel expenses of employees, officers and other representatives and consultants of the Operator permitted by Section 6.1 hereof shall be deemed to be part of Gross Operating Expenses and such persons shall be afforded reasonable accommodations, food, beverages, laundry, valet and other such services by and at the Hotel without charge to such persons or the Operator.  Depreciation and amortization on the Hotel, and the establishment or replenishing of all reasonable reserves (including, without limitation, for FF&E, Working Capital and capital expenditures) at the Hotel, shall not be Gross Operating Expenses.

“Gross Revenues” shall mean any and all revenues, profits, receipts and income of any kind determined derived directly or indirectly by the Operator from the Hotel (exclusive of any sums credited or payable to Owner that are duplicative of sums credited or payable to any Condominium Unit Owner other than the Owner) including, without limitation, rentals, reimbursements or other payments from tenants, hotel guests, lessees, licenses or concessionaires, on an accrual basis, paid or collected, determined in accordance with generally accepted accounting principles and consistent with the Uniform System including revenue from off-site catering, net vending machine revenues, the gross receipts of any Hotel Amenities and the fair trading value of reasonable barter transactions, and excluding, however: (i) funds furnished by the Owner (or Participating Unit Owners, including assessments imposed on them) and interest earned on the Owner’s funds, (ii) subject to the provisions of Articles 14 and 15, proceeds of insurance and condemnation other than business interruption insurance, (iii) gratuities to employees and sales and other taxes collected by the Operator, (iv) all loan proceeds from financings or refinancings of the Hotel or interest therein or components thereof, (v) judgments and awards, except any net proceeds thereof arising from normal business operations of the Hotel and paid in lieu of operating income, (vi) proceeds of a sale of condominium units or a sale of the Property, (vii) actual bad debts arising from Gross Revenues, provided that any recovered bad debts shall again become part of Gross Revenues in the Calendar Year in which they are recovered, (viii) complimentary rooms, food or beverage provided to employees by the Operator as required by this Agreement, (ix) proceeds of sales received or receivable at the Hotel for other hotel accommodations, goods and services unrelated to the operation of the Hotel or to be provided at other hotels, although arranged by the Operator, (x) revenues, including gains or losses arising from the sale or other disposition of capital assets, including FF&E no longer required for the operation of the Hotel, (xi) proceeds, or awards arising from a taking or condemnation of capital property other than an award for temporary use, (xii) receipts or credits for settlement of claims for loss or theft of or damage to personal property or furnishings, or any recoveries relating to breach of warranty or guaranty, excluding, however, those amounts that are compensation for items that would otherwise be included in Gross Revenues hereunder, (xiii) receipts of a capital nature, including any financing of the Hotel, (xiv) revenue, income and proceeds of sales of tenants, licensees and concessionaires (distinct from rentals and fees paid by said parties to Owner) except where Owner holds an interest in any such tenant, licensee or concessionaire, and (xv) for purposes of calculating Net Operating Profits, without duplication of exclusions set forth above, revenue, income and proceeds of sales of tenants, licensees and concessionaires (distinct from rentals and fees paid by such parties to Owner) regardless of whether Owner has an interest in any such tenant, licensee or concessionaire, and sums credited or payable to any Condominium Unit Owner (other than Owner), in either case to the extent the same are not paid to the Owner or paid to the Operator on behalf of the Owner.

“Holder” shall mean any mortgagee, trustee, lender, holder or ground lessor under a Security Agreement, expressly including the lender with respect to an Existing Loan.

“Hotel” shall mean the Property, less any portions thereof which are not a part of the hotel operation on the Property.

“Hotel Amenities” shall mean all recreational, food and beverage, and entertainment facilities located in the hotel which are available to guests (whether or not a fee for usage is charged) including without limitation all restaurants, bars, clubs, spas and similar facilities.

“Hotel Standards” shall mean the operation and maintenance of the Hotel consistent with the standards established by the Operator for the operation and maintenance of the Benchmark Hotel and otherwise as a first class full service hotel.

“Hotel Unit” shall mean the “Hotel Unit,” as defined in the Declaration.

“Hotel Unit Owner” shall mean the Owner, its successors and/or assignees that own the Hotel Unit.

“Indebtedness” shall mean all obligations, contingent or otherwise, which in accordance with generally accepted accounting principles should be classified upon the obligor’s balance sheet as liabilities, excluding trade payables or other payables in the ordinary course of business, but in any event including liabilities secured by any mortgage, pledge, lien or other security interest existing on property owned or acquired by the obligor involved, whether or not the liability secured thereby shall have been assumed by such obligor, and all guarantees, endorsements or other contingent obligations in respect of indebtedness of others.

“Management Fee” shall mean, collectively, the Base Fee and the Annual Incentive Fee.

“Marketing and Advertising Services” shall mean marketing and advertising services consistent with such marketing and advertising services as are provided on a non-discriminatory basis by the Operator or its Affiliates with respect to the Benchmark Hotels, to the extent that the same are operated by the Operator or its Affiliates.

“Monthly Report” shall have the meaning set forth in Section 9.3 hereof.

“Morgans Hotels” shall mean such hotels which are managed or operated by the Operator or its Affiliates.

“Net Operating Profits” shall mean (A) the sum of (i) the Gross Revenues for the Hotel, and (ii) to the extent not previously included in Gross Revenues (or to the extent previously included in Gross Operating Expenses as an allowance for bad or uncollected debt), receipts of the Hotel which either would have been Gross Revenues but which were treated as bad debts, or for which a bad or uncollected debt allowance was included in Gross Operating Expenses, in any prior accounting period, less (B) the Gross Operating Expenses for the Hotel; provided, however, that as used herein, Gross Operating Expenses shall exclude interest expense or fees to any lender (including any Holder), Taxes and amortization, but shall include, without duplication, the FF&E Reserve (it being accordingly understood that such expenses then actually incurred shall be excluded from Gross Operating Expenses for the purpose of this calculation).

“OME Milestone” shall have the meaning set forth in Section 10.2.

“Operating Account” or “Operating Accounts” shall mean the bank account or accounts selected by the Operator, and reasonably acceptable to the Owner, into which funds from the Hotel, subject for so long as same shall be in effect and to the extent required by the Holder thereof, to the applicable requirements of the Owner’s Loan Documents and any Cash Management Policies, shall be deposited and from which the Operator shall withdraw funds to pay, or to reimburse itself for payments made, for expenses of the Hotel, subject to the terms hereof, and for so long as same shall be in effect and to the extent required by the Holder thereof, the applicable requirements of the Owner’s Loan Documents.  All funds shall be kept separate and apart in accounts designated for the Hotel alone (in the Owner’s name, to the extent permitted by the Cash Management Policies) with signatory authority limits established pursuant to the Cash Management Policies, it being understood that the Owner will not have signatory authority on such accounts.

“Operating Agreement” shall mean the Operating Agreement of the Owner.

“Operating Equipment” shall mean chinaware, glassware, linens, silverware, and other items of a similar nature, and all replacements, additions and substitutions therefor.

“Operator’s Materials” shall have the meaning set forth in Section 3.3 hereof.

“Operator’s Tradename” shall mean the name of “Mondrian,” “Morgans,” “Morgans Hotel” or any derivation thereof and/or any other tradenames, trademarks, service marks, logos or designs owned or licensed to the Owner by the Operator or any Affiliate.

“Other Managed Elements” shall have the meaning set forth in Section 10.1 hereof.

“Other Morgans Hotels” shall have the meaning set forth in Section 4.11 hereof.

“Owner’s Loan” shall mean the loan or loans evidenced and secured by the Owner’s Loan Documents.

“Owner’s Loan Documents” shall mean those certain documents evidencing and securing any loan or loans obtained by the Owner from time to time and secured by a mortgage on the Hotel (or any portions thereof) or any pledge of interests in the Owner.

“Owner’s Tradename” shall have the meaning set forth in Section 3.2(b) hereof.

“Participating Condominium Units, Participating Units and Participating Condominium Hotel Room Keys” shall mean at any time, and from time to time, the Hotel Condominium Units that are then subject to a Unit Rental Agreement and are therefore part of the Rental Program.

“Participating Unit Owner” shall mean the owner of a Participating Condominium Unit.

“Prime Rate” shall have the meaning set forth in Section 8.4(b) hereof.

“Premises” shall mean the parcel of land described in Exhibit A attached hereto and made a part hereof and all the rights, privileges, easements and appurtenances thereunto belonging or in any way appertaining in any streets, alleys or other public ways (before or after vacation thereof) adjacent to the site.

“Project” or “Property” shall mean and refer to the Hotel, the Premises and the Building (the land and the improvements thereon).

“Projected NOP” shall mean, for each Calendar Year, the projected Net Operating Profits of the Hotel for such Calendar Year as set forth in the applicable Budget for the Hotel; provided, however, that if at any time the Owner and the Operator shall be unable to agree on Projected NOP (or Projected NOP shall not have been finally determined by arbitration in accordance with Section 9.6) with respect to the Approved Budget for any such Calendar Year, Projected NOP for such Calendar Year shall be deemed to equal 100% of the NOP for the prior Calendar Year.

“Property” shall mean the Premises and all improvements thereon submitted to the condominium form of ownership, under Florida law, pursuant to the Declaration.

“Qualified Transferee” means a party that, in the reasonable opinion of the Operator, is Creditworthy, and is not an Affiliate of: (i) a Competitor of the Operator; (ii) a person controlled by, or associated with organized crime, a felon, a person convicted of a capital crime; (iii) a person directly or indirectly owned or controlled by the government of any country that is subject to a United States Embargo; or (iv) a person any of whose owners or officers, directors or executive employees or officers, directors or executive employees of such owners are name as a “Specially Designated National and Blocked Persons” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control (a listing of which is currently published under the internet website address www.ustres.gove/terrorism.html), or as a person or nation designated in Presidential Executive Order 13224 as a person or nation who commits, threatens to commit, or supports terrorism.  As used herein, a “Competitor” or Operator or any of its Affiliates shall mean any party who engages in the operation or management of hotels as a primary component of its business activities, and “Creditworthy” shall mean any person seeking to be a Qualified Transferee prior to the third anniversary of the official opening date of the Hotel (as determined by Owner and Operator) who has a net worth (the excess of total assets over total liabilities) of at least One Hundred Million Dollars ($100,000,000), and following the third anniversary of the official opening date of the Hotel (as determined by Owner and Operator) shall mean a person who has a net worth of $25,000,000.  For purposes of determining the net worth of a party, the aggregate net worth of the principals, parent, Affiliates, holding companies or related persons of the party shall be considered as if such principals, parents, Affiliates, holding companies or related persons were the party.  A Qualified Person shall also mean the owner of any “Morgan’s Hotel,” from time to time, or any Affiliate thereof and any current member of “Sanctuary West Management LLC” (or any trusts or family partnerships controlled by or established for the benefit of the members or the family of said members of Sanctuary West Management LLC) or any member admitted from time to time in accordance with the LLC Operating Agreement of Owner.

“Remedial Payment” shall have the meaning set forth in Section 16.2 hereof.

“Rental Program” shall mean that certain program whereby Participating Unit Owners make the Condominium Units available to Owner to be occupied on a transient basis as part of the Hotel, each pursuant to a Unit Rental Agreement.

“Reservation System Services” shall mean booking and reservation services consistent with such booking and reservation services as are provided on a non-discriminatory basis by the Operator or its Affiliates with respect to the Benchmark Hotels, to the extent that the same are operated by the Operator or its Affiliates.

“RevPAR” shall mean gross rooms revenue per available room.

“Security Agreement” shall mean any mortgage, deed of trust, security agreement or ground lease of or affecting the Hotel, the Premises, or the ownership interests in the Owner, which is held by a third-party unaffiliated with the Owner or any member therein.

“Shared Facilities” shall have the meaning set forth in the Declaration for shared facilities or such other, similar term.

“Taxes” shall mean all income taxes and other taxes payable on the receipt of revenues and capital proceeds, but shall not include, inter alia, real estate, sales, excise or other taxes.

“Term” shall mean that period beginning on the Commencement Date and ending at midnight on the day immediately preceding the date of the twentieth (20th) anniversary of the Commencement Date, unless sooner terminated or extended pursuant to terms of this agreement,.

“Uniform System” shall mean the “Uniform System of Accounts for the Lodging Industry (9th revised edition, Copyright 1996)” by the Hotel Association of New York City, Inc. and published by the Educational Institute of the American Hotel & Motel Association, as the same may be revised from time to time.

“Unit Rental Agreements” shall mean one or more agreements, each pertaining to one or more Participating Condominium Units, entered into between the Hotel Unit Owner and the Participating Condominium Unit Owner, pursuant to which the subject Participating Condominium Unit or Units are made part of the Rental Program.

“Working Capital” shall mean such cash as is necessary for the operation of the Hotel in accordance with the Budget, including, without limitation, amounts sufficient for the maintenance or payment of Indebtedness of the Hotel other than Indebtedness secured by mortgage or deeds of trust on the Hotel, current repair and replacement of FF&E, charge and petty cash funds, operating bank accounts, payrolls, accounts payable and accrued current liabilities.

ARTICLE 2

ENGAGEMENT OF THE OPERATOR

2.1           Engagement of the Operator.  The Owner hereby engages the Operator as the Owner’s agent to manage and operate the Hotel in accordance with the Hotel Standard, and the

Operator hereby accepts such engagement, upon the terms and conditions of this Agreement, and each party undertakes and agrees to perform all of the terms, covenants and conditions required of it by, and to comply with all of, the provisions of this Agreement.  The Owner covenants that during the Term the Operator’s engagement hereunder shall be exclusive and undisturbed, subject only to the limitations of this Agreement.

2.2           Optional Condominium Services.  Owner and Operator shall agree from time to time on certain services to be provided to Hotel Condominium Unit Owners, whether or not enrolled in the Rental Program (the “Optional Condominium Services”).  To the extent provided for in the Budget, charges for the Optional Condominium Services shall be established by Operator from time to time and collections thereof shall be included in Gross Revenue. The Owner hereby engages the Operator as the Owner’s agent to manage and operate the Hotel in accordance with the Hotel Standard, and the Operator hereby accepts such engagement, upon the terms and conditions of this Agreement, and each party undertakes and agrees to perform all of the terms, covenants and conditions required of it by, and to comply with all of, the provisions of this Agreement.

2.3           Pre-Opening Services.  From and after the Commencement Date, the Operator shall provide services in the planning and programming of the Property as necessary to create the applicable Hotel Standard pursuant to a Technical Services Agreement executed simultaneously herewith.  Furthermore the Operator shall cooperate and participate with the Owner in the sales and marketing of the Condominium Units including, without limitation, marketing to clientele of the Other Hotels under its control.  The Hotel shall open for business with the public on a date to be mutually agreed upon by the Owner and Operator.

ARTICLE 3

TERM

3.1           Term.  (a)               The Term of this Agreement shall commence on the Commencement Date and expire on the day immediately preceding the date of the twentieth (20th) anniversary of the Commencement Date, unless sooner terminated pursuant to the terms hereof.

(b)           This Agreement shall automatically renew for two (2) successive periods of ten (10) years each (each such period an “Extended Term” and both such periods referred to collectively as the “Extended Terms”) provided that, as of that expiration date of the initial term or the applicable renewal term, no Event of Default with respect to the Operator shall then exist and be uncured unless the Operator provides the Owner with prior written notice that it desires not to extend the then current Term at least ninety (90) days prior to the expiration of the then current Term.  The same terms and conditions of this Agreement shall apply to the Extended Terms, except as may be modified by mutual agreement of the parties, as evidenced by a written amendment to this Agreement executed by both parties.

3.2           Primary Name; Other Marks.

(a)           During the Term of this Agreement, the Hotel shall at all times be known and designated  as the “Mondrian” or other name incorporating the word “Mondrian” as mutually agreed upon by the Owner and the Operator, (the “Primary Name”); Furthermore the Primary Name and the name “Morgans,” “A Morgans Hotel” or any abbreviation or derivation thereof may be used by the Owner or Operator in the marketing of the Hotel and in the marketing and sales of the Condominium Units and the Operator.  The Operator represents and warrants to the Owner that the Operator or an entity owned or controlled by the Operator is the lawful owner of the trade names “Mondrian” and “Morgans Hotel,” and the Operator may grant to Owner the right to use same without the consent, approval or joinder of any third party.

(b)           To the extent that the Owner owns any trade names, trademarks, service marks, symbols, logos and designs (collectively, the “Owner’s Tradename”), and the Owner’s Tradename is to be used in connection with the Hotel, the Owner shall retain the rights to the same; provided, however, that during the Term, the Operator shall have the right to utilize the same, without payment of any fee or royalty, in connection with the operation and management of the Hotel under the terms and conditions of this Agreement, provided further that such Owner’s Tradename shall only be used for and in connection with the Hotel, and neither the Owner nor the Operator shall use the same in contravention of such limitation.  Upon the termination of this Agreement for any reason, all further rights of the Operator to use the Owner’s Tradename, shall terminate and revert to the Owner and the Operator shall not have any further rights thereto.

(c)           In the event that this Agreement is terminated prior to the expiration of the Term, the Owner or its designee shall have the right to continue using the Primary Name [and any other Operator Tradenames that are used in connection with the Hotel] pursuant to the terms of this Agreement or any separate license agreement, for a transition period not to exceed one hundred twenty (120) days after the termination of this Agreement (the ”Transition Period”).  The Owner hereby acknowledges that it has no right, title or interest in and to the Primary Name or any of Operator’s Tradenames and covenants (i) not to claim any such interest and (ii) to take such steps as are reasonable, in the negotiation, execution and delivery of agreements with third parties, in advertising and marketing materials and in any other circumstances which might otherwise suggest erroneously that the Primary Name or any of the Operator’s Tradenames are the property of the Owner, to represent that the Operator’s Primary Name and/or the other Operator Tradenames are the property of the Operator.

(d)           Except as otherwise expressly provided herein, the Owner shall have no right, at any time, to use the Primary Name or the Operator’s name, or any derivation thereof, or the name “Morgans,” or any derivation thereof, for any reason or purpose whatsoever, without obtaining the prior written consent of the Operator, which consent may be withheld in the Operator’s sole and absolute discretion.  In the event that such consent is granted, such consent will be conditioned upon the execution of a separate license or sublicense agreement between the Owner and the Operator.

(e)           As between the Owner and the Operator, all right, title and interest in the Primary Name and any other Operator Tradename shall, at all times, remain with the Operator.  Upon the termination of this Agreement for any reason or upon termination of the license agreement governing the use of the Primary Name and other Operator Tradename, but subject at all time to the applicability of the Transition Period, the Owner shall remove, or cause to be removed, the Primary Name and the Operator Tradename from the Hotel and from all items (including, by way of example and not by limitation, the Building, all Facilities, FF&E, advertising and marketing materials and Consumable Supplies) used at, in connection with or in reference to the Hotel, such removal to be at the Operator’s expense in the event that this Agreement is terminated by the Owner based on an Event of Default by the Operator.

(f)            Except as provided below, the Owner agrees that the Operator shall have the right to cease using the Primary Name or any other Operator Tradenames with respect to the Hotel if at any time the Owner fails to fund in accordance with the Budget and thereby prevents the Operator from operating the Hotel at a level consistent with the Hotel Standards and shall not cure such failure within thirty (30) days after receipt of written notice from the Operator.  The foregoing sentence shall have no applicability under this Agreement unless (i) the Owner is no longer the owner of the Hotel or (ii) the Operator, or an Affiliate of Operator, shall no longer hold membership interests in Owner as a result of the “Buy-Sell” provisions of the operating agreement of 1100 West Holdings, LLC having been initiated by Sanctuary West Avenue, LLC or its successors.  The Operator agrees that the Operator will not charge the Owner a license fee for the use by the Operator of the Primary Name or the Operator’s Tradenames in connection with the Hotel.

3.3           Operator’s Property.  The Owner acknowledges that in the operation and management of the Hotel the Operator will make use of materials, files, lists, records, compilations and methods of operation which constitute valuable proprietary information, trade secrets and the Operator’s work product, including, by way of example and not of limitation, marketing techniques, customer and mailing lists and reservation systems (collectively, the “Operator’s Materials”).  The Owner hereby acknowledges that it has no right, title or interest in or to the Operator’s Materials and covenants (i) not to claim any such interest, (ii) not to disclose or distribute, or contract to disclose or distribute, the Operator’s Materials to any person except to the extent required by law, (iii) not to use the Operator’s Materials in any manner except with the prior consent of Operator which may be withdrawn at any time, and (iv) upon termination of this Agreement for any reason, but subject at all times to the applicability of the Transition Period, to cease all use of Operator’s Materials (or any part thereof) and return to Operator all copies of the Operator’s Materials in its possession.  When using the Operator’s Materials with the Operator’s consent, the Owner shall use same only for the purpose of furthering the business of the Hotel and not for any other reason.  All right, title and interest in and to the Operator’s Materials, including without limitation all copyrights and trade secret rights, shall always remain with the Operator, and the Owner shall have no rights with respect thereto.

The Owner acknowledges that the Operator’s Materials and the Operator’s Tradename are of great commercial value and that, without the covenants contained herein with respect thereto and with respect to Operator’s employees set forth in Section 3.4 below, the Operator would not enter into this Agreement.

Notwithstanding any provision to the contrary herein, guest lists that are maintained exclusively for guests of the Hotel shall not constitute Operator’s Materials.

3.4           Operator’s Employees.  The Owner shall not, and shall ensure that its Affiliates do not, directly, or indirectly, for itself or on behalf of any other person, firm, corporation or other entity, solicit, hire, retain as a consultant, or use the services of, any person who is or was an employee of the Operator or any of its Affiliates at, in connection with or with respect to the Hotel, unless at least twelve (12) months have passed from the time that such employee has left the employment of the Operator or its Affiliate, to the date of solicitation, hiring or retention of such employee by the Owner or any of its Affiliates (whichever is earliest); provided that following the termination of this Agreement, such restriction shall not apply to those persons who were, as of the date of such termination, hired to work at the Hotel.  Operator shall not solicit, hire or retain employees of Owner, as distinct employees of the Hotel or Operator, unless at least twelve (12) months have passed from the time that such employee has left the employment of Owner.

3.5           Restriction on Competing Properties.  (a) Within the area comprise of the (i) the Island of Miami Beach, Florida, (including the areas of Surfside and Bal Harbour), (ii) Downtown Miami, Florida and (iii) the area Miami, Florida bounded on the west by I-95, on the north by 125th Street, on the east by the Miami shoreline and on the south by South 22nd Street (being hereinafter the “First Restricted Area”) for so long as this Agreement remains in full force and effect (including the Transition Period) (such period being the “First Restricted Period”), Operator will not own, operate or manage another hotel under the “Mondrian” designation.

(b)           Within the areas known as (i) North Miami, (ii) Key Biscayne, (iii) Coral Gables and (iv) Coconut Grove, all in the State of Florida (hereinafter collectively referred to as the “Second Restricted Area”) for the shorter of (x) ten (10) years, or (y) the term of this Agreement (such period being hereinafter the “Second Restricted Period”), Operator will not own, operate or manage another hotel under the “Mondrian” designation.

(c)           The Operator acknowledges that the Operator’s Materials and Operator’s Tradename are of material value to the Owner, and but for the foregoing restrictions Owner would not have entered into this Agreement.  Nothing herein shall be or be construed as a restriction of any kind on the right of Operator to (A) use and/or license the Mondrian designation outside of the First Restricted Area and/or the Second Restricted Area, (B) to use and license the Mondrian designation and to own, operate and/or manage a hotel under the Mondrian designation within the First Restricted Area, except during the First Restricted Period, or (C) to use and license the Mondrian designation and to own, operate and/or manage a hotel under the Mondrian designation within the Second Restricted Area, except during the Second Restricted Period.  Nothing in this Agreement shall limit in any way Operator’s rights to own, operate or manage another hotel under a different designation.

ARTICLE 4

USE AND OPERATION OF HOTEL

4.1           Operation of the Hotel.  The Operator shall manage and operate the Hotel in a highly professional manner so as to maximize the value of the Owner’s investment, at a level, with respect to the Hotel, consistent with the Hotel Standards, and the reasonable requirements of any unaffiliated third-party lenders to the Owner (including as to Budget approval and reporting requirements), and shall provide or cause to be provided all amenities in connection therewith which are reasonable, customary and usual to such an operation, to the extent the Owner does not impair the Operator’s ability to maintain a hotel at a level consistent with the Hotel Standards by failing to provide sufficient funds in contravention of the terms hereof or failing to perform the obligations imposed on the Owner pursuant to this Agreement.

4.2           The Operator’s Control and Discretion.  Subject to the terms of this Agreement, and the Declaration, the Operator shall manage and operate the Hotel as the Owner’s agent.  Without limiting the generality of the foregoing but subject to the other provisions of this Agreement, the Operator’s control and discretion shall include, and the Operator shall be responsible for, the operation of the Hotel for all customary purposes, and without limitation thereof, the Owner shall permit the Operator to do the following in the name and for the account of the Owner, in all events subject to the Budget and any other limitations contained herein:

(a)           Select, appoint and supervise the general manager, financial controller and chief engineer; provided, that the Operator shall consult with the Owner with respect to, and deliver notice to the Owner upon, the selection and appointment of each of the foregoing; provided further, however, that except for the general manager (who shall be subject to the Owner’s approval), the Owner shall have no approval right with respect to any such appointment.  The appointment and supervision of all other employees and personnel of the Hotel, who shall be employees of the Operator, shall be done by the Operator.  Such authority or any part thereof may be delegated by the Operator to one or more persons employed by the Operator.  The Owner shall have no right to supervise, discharge or direct any such employees or personnel and covenants and agrees not to attempt to so supervise, direct or discharge; provided, however, that the Owner shall have the right to cause the Operator to remove or terminate any Hotel employee in the event that the Owner can establish to the Operator’s reasonable satisfaction that such employee has committed an act or acts which (i) constitutes a crime and which may cause a material injury to the reputation, community standing of the Hotel, the Owner or a constituent member of the Owner (including, without limitation, a loss of any licenses or permits to serve alcohol on the premises), and (ii) such act constitutes a breach of a regulation or compliance requirement applicable to the Hotel, the Owner or any constituent member of Owner.  In the event the Owner wishes to exercise its rights set forth in the preceding sentence, the Owner shall provide to the Operator a written notice (with accompanying documentation as appropriate) setting forth the basis for the Owner’s demand for the termination of such employee.  The Operator shall perform appropriate background investigations on candidates for the positions of the Hotel’s general manager and financial controller as is customary and reasonable in the hotel industry in Miami Beach, Florida, prior to the Operator hiring such personnel.  To the extent that any employee of the Operator shall be devoting substantial time to a special project for the Hotel which is extraordinary, nonrecurring and non-routine, if such project has been approved by the Owner, to the extent required hereunder, or the cost of such project is covered by the Budget, then in lieu of including such expenses as an Allocable Chain Expense, the Operator shall have the right to treat such employee as an employee of the Hotel for the duration of such project, and allocate such employee’s salary and benefits, accordingly.

(b)           Determine and implement all labor policies (other than entering into a collective bargaining agreement with a labor union, which shall require the Owner’s approval), including with respect to wage and salary rates and terms, fringe benefits, pension, retirement, bonus and employee benefit plans and collective bargaining agreements; provided that the foregoing shall not in any way limit or reduce the rights and authority of the Operator pursuant to Section 4.2(a); and provided further that if such policies shall be materially different from those applicable to the Benchmark Hotel same shall be subject to the approval of the Owner, which approval shall not be unreasonably withheld.

(c)           Supervise and maintain accurate books and records as described in Section 9.2 hereof, including, without limitation, the books of account and accounting procedures of the Hotel.

(d)           Subject, for so long as same shall be in effect and to the extent required by the Holder thereof, to the applicable requirements of the Owner’s Loan Documents (and thereafter, to the extent that the holder thereof requires, to the reasonable requirements of any loan documents evidencing or securing a loan that replaces the Owner’s Loan), negotiate and enter into leases, subleases, licenses and concession agreements for stores, restaurants, bars, other Hotel Amenities, commercial and office space and services at the Hotel in the name of the Owner subject to the Owner’s consent, not to be unreasonably withheld; provided that Owner’s consent shall not be required if (i) any such agreement contains economic terms which are intended to result in the Owner receiving the fair market value rental or income for the applicable space consistent with then prevailing market conditions, (ii) such lease, license or agreement is subject to the Budget (does not cause the Budget, subject to permitted adjustments under this Agreement, to be exceeded), and (iii) such lease, license or agreement has a term of less than one year, or a term of greater than one year so long as such agreement is terminable on notice of 30 days or less.

(e)           Make or cause to be made all necessary repairs and replacements to the Hotel so that it shall be adequately maintained and furnished at a level consistent with the Hotel Standards.

(f)            Negotiate and enter into service contracts in the Owner’s or the Operator’s name (as disclosed agent for the Owner) required in the ordinary course of business in operating the Hotel to the extent provided in the Budget, including, without limitation, contracts for electricity, gas, telephone, detective agency protection, trash removal, extermination and other services which the Operator deems advisable, provided that any such contract having a term exceeding one (1) year and not terminable after the first year upon a maximum of 30 days’ notice, shall be subject to the Owner’s consent, not to be unreasonably withheld.

(g)           Select and obtain Consumable Supplies, Operating Equipment and FF&E for the operation of the Hotel in the normal course of business and subject to the Budget (or as otherwise permitted pursuant to the terms of this Agreement),  and give the Owner the benefit of whatever discounts or other financial benefits may be received with respect to the same for bulk purchasing; the Operator shall use all reasonable efforts to obtain such discounts and benefits.

(h)           Determine all terms for admittance and charges to be made for guest and function rooms, commercial space privileges, and, subject to any applicable terms of the Existing Leases, entertainment and food and beverages policies.

(i)            Determine all credit policies with respect to the operation of the Hotel, including entering into customary agreements with credit card and barter organizations.

(j)            Establish entertainment and amusement policies (including pricing) with respect to the Hotel.

(k)           Subject to any applicable terms of the Existing Leases, establish food and beverage policies (including pricing) with respect to the Hotel, including the right to conduct catering operations outside the Hotel but for the account of the Hotel.

(l)            Hire such persons or organizations as the Operator may reasonably deem necessary to provide advice with respect to the Hotel’s performance or the Operator’s obligations hereunder, including, without limitation, attorneys (other than in connection with litigation where the Owner’s decision shall govern in connection with hiring an attorney), accountants (subject, if such accountant shall be other than a “big four” accounting firm, to the Owner’s approval which shall not be unreasonably withheld), and other professionals and specialists.

(m)          Establish and implement all advertising, public relations and promotional policies with respect to the Hotel including, without limitation, exercising the sole and exclusive control over all paid advertising, press releases and conferences, except that the Operator shall not mention the name of any of the principals in the Owner or their Affiliates without obtaining prior consent of the parties to be mentioned.

(n)           Subject, for so long as same shall be in effect and to the extent required by the Holder thereof, to the applicable requirements of the Existing Loan Documents, negotiate and enter into equipment leases, provided that, except where such leases are entered into in accordance with the Budget, same shall be subject to the Owner’s reasonable approval.

(o)           Subject to, for so long as same shall be in effect and to the extent required by the Holder thereof, the applicable requirements of the Owner’s Loan Documents, establish any other policy or perform any other act or function which in the reasonable discretion of the Operator is necessary to operate the Hotel on a day-to-day basis in accordance with the Hotel Standards.

4.3           Compliance with the Budget.  The Operator shall use reasonable efforts to comply with and to cause employees of the Hotel to comply with the Budget.

4.4           Control of Gross Revenues.  Subject to this Agreement, the Budget, and, for so long as same shall be in effect, the applicable requirements of the Owner’s Loan Documents, the Operator shall, as soon as practicable on behalf of the Owner, deposit all Gross Revenues (which for this purpose shall not be deemed to include the gross receipts of any Facility) and other monies involved in the operation of the Hotel, all of which will be the property of the Owner, into the Operating Account.  All funds used in the operation of the Hotel, and all receipts and disbursements thereof (except insofar as petty cash is maintained in the Hotel) shall be deposited in and withdrawn from one or more Operating Accounts from time to time established in the name of the Owner.  All risk of loss arising from insolvency of the depository institution with respect to funds in the Operating Account shall be borne solely by the Owner, and the available depository insurance proceeds, if any, shall be promptly turned over to the Owner to the extent required pursuant to this Agreement.

4.5           Discharge of Encumbrances.  Subject to the Owner’s right to contest such items in good faith, the Owner shall provide sufficient cash to remove or provide by bond for the discharge of all encumbrances suffered to be placed on the Hotel or any part thereof contrary to any provision of this Agreement to the extent such encumbrances create civil or criminal liability to a governmental entity for the Operator, except to the extent that such encumbrances are caused by any gross negligence, fraud or willful misconduct or breach on the part of the Operator hereunder.  This provision shall not extend to any mortgages encumbering the Hotel entered into in connection with the acquisition of the Premises and mortgages incurred in connection with the renovation and alteration of the Hotel, and all renewals, refinancings, extensions and modifications thereof.

4.6           Complimentary Services.

(a)           The Operator may provide such guest rooms or other facilities, and any food or beverages, on a complimentary or discount basis to any employee of the Owner or the Operator or other guests as the Operator may reasonably determine to be advisable.  However, any such complimentary or discount room, food and beverage shall be made available for the best interests of the Owner and with integrity.

(b)           The Operator, in its reasonable discretion, may provide food for Hotel employees, and allow the general manager of the Hotel and the general manager’s family suitable living quarters within or outside of the Hotel and the use of all the facilities of the Hotel.

(c)           The Operator shall permit the members, and the members in the members (including, in each case, the principals thereof), of the Owner and their immediate family members to stay at the Hotel from time to time on a complimentary or discount basis, provided that such privilege shall not be abused.  However, any complimentary or discount rooms, food and beverage shall be made available for the best interests of the Owner and Operator and with integrity.

(d)         Any disagreement between the Owner and the Operator with respect to the provision of guest rooms or other facilities, food, beverages or other goods and services on a complimentary or discount basis will be resolved by arbitration in the manner provided in Section 9.6.

4.7           Inspection of the Hotel.  The Owner and its representatives may have reasonable access to and enter in and upon the Hotel at all reasonable times and upon reasonable notice to examine the condition thereof; provided, however, that such entry shall not interfere with the use, operation or management of the Hotel and shall be consistent with Applicable Laws and the rights of guests, tenants, lessees and concessionaires of the Hotel.

4.8           Standard of Liability.  Notwithstanding any other provision of this Agreement to the contrary, the Operator shall not be liable to the Owner in any respect other than for the gross negligence, fraud or willful misconduct (including willful breach of a material provision of this

Agreement) on the part of the Operator in connection with the performance of its obligations hereunder.

4.9           Meeting and Consultation with Owner.  The Operator agrees to meet  with the Owner from time to time upon the Owner’s reasonable request to review the operations of the Hotel  and current matters of import; provided that the Owner shall not call such meetings more frequently than monthly, and in each instance, the Owner shall give the Operator adequate advance notice, in no event to be less than ten (10) days.

4.10         Agreements with Affiliates.  The Operator shall not without the Owner’s consent (a) enter into any agreement or amend the terms of any agreement with an Affiliate of the Operator in the name and for the account of the Owner which is on terms materially less favorable to the Owner than if the same had been entered into with a person that is not an Affiliate following good faith, arm’s-length negotiations and with the exercise of reasonable business judgment, or (b) except pursuant to or as contemplated by this Agreement, pay or approve to be paid any fees or commissions to any Affiliate of the Operator.

ARTICLE 5

EXPENSES BORNE BY THE OWNER

5.1           Expenses Borne by the Owner.  Everything done by the Operator in the performance of its obligations under this Agreement and in compliance herewith, and all reasonable costs and expenses incurred pursuant hereto within the authority granted to the Operator herein, shall be for and on behalf of the Owner and for its account, except for (only) the services referred to in Article 6 to be rendered and performed by the Operator at the Operator’s expense to the extent provided therein.  In furtherance and not in limitation of the foregoing, the Owner shall be obligated (a) to fund all items in the Budget and (b) to pay all reasonable costs and expenses for items necessary to the operation and management of the Hotel, whether or not set forth in the Budget, including, without limitation, extraordinary repairs, restorations and replacements (only to the extent that sufficient insurance proceeds or awards from a condemnation, compulsory purchase or other such taking exist for such purposes, in circumstances where the need for such repairs, restorations or replacements result from a casualty or condemnation and the Owner, and not the Declaration, the Condominium Association nor any other third party, controls the disposition) unless the Owner elects to and does, rather than making such extraordinary repairs, restorations or replacements or making such other expenditure not set forth in the Budget, permanently close and cease operating the Hotel; provided, that (y) notwithstanding the Owner’s so electing, this Agreement (including, without limitation, the provisions hereof governing the extension of the Term) shall, to the extent necessary to give effect to the provisions of clause (z) immediately following, remain in effect and (z) if the Owner thereafter sells, assigns, transfers or conveys the Hotel or a controlling interest therein to a purchaser or transferee who restores the Hotel to an operable condition and operates the Hotel as a hotel, and such operation commences within one year after the Hotel closed, then, for the avoidance of doubt, at the Operator’s option, the provisions of Article 20 hereof shall be applicable to such sale or transfer and this Agreement shall then be and remain in full force and effect with respect to any then remaining balance of the Term.

5.2           Debts and Liabilities.  All debts and liabilities reasonably incurred to third parties by the Operator on behalf of the Owner within the authority granted to the Operator herein are and shall be the obligations of the Owner.  The foregoing provision shall not create any rights in favor of third parties and is solely for the benefit of the Operator.  Other than pursuant to the Budget (or as otherwise permitted pursuant to the terms of this Agreement), the Operator shall not incur any Indebtedness on behalf of the Hotel without the Owner’s consent.

5.3           Payment of Claim.  If any claim, whether for taxes or otherwise, shall be asserted against the Owner or against the Hotel, and the Operator in good faith shall determine that such claim constitutes an immediate threat to, or would otherwise immediately materially jeopardize or materially interfere with its operation of the Hotel as herein contemplated, the Operator shall have the right, after giving the Owner the opportunity to consult with the Operator with respect thereto, to pay such claim on behalf of the Owner, with rights to immediate reimbursement by the Owner therefore, unless the Owner prohibits such expenditure; provided, however, that where the expenditure is necessitated by a dangerous condition, the Operator shall be under no obligation to give the Owner the opportunity to consult with the Operator with respect thereto, but shall to the extent practicable, give prior notice to the Owner; provided further, that in no event shall such payment for such dangerous condition be in excess of $100,000 (subject to an annual increase of 2.5%) without the Owner’s prior approval.

ARTICLE 6

EXPENSES BORNE BY THE OPERATOR

6.1           Expenses Borne by the Operator.  The Operator shall be reimbursed from Gross Revenues (which for purposes of this provision shall not be deemed to include the gross receipts of any Facilities) for:  (i) all reasonably incurred out-of-pocket expenses (including, without limitation, all airfare and other travel expenses, telephone, courier services, car services, air express and other incidental expenses) as may have been incurred by any of the Operator’s personnel in connection with the operation of the Hotel; (ii) subject to the Owner’s prior approval (if same are not covered by the Budget), extraordinary types of expenses for projects such as labor negotiations, renovation or rehabilitation programs and special market, environmental, engineering or other studies which involve a substantial time commitment of the Operator’s personnel or the engagement of outside professionals who shall be selected by the Operator to the extent the cost of same is reasonable; (iii) Allocable Chain Expenses; and (iv) such reasonable portion of the salary, benefits and other compensation of each of the Operator’s employees under the circumstances described in the last sentence of Section 4.2(a) hereof as is reasonably allocable to the time such employee has devoted to such special project(s); provided that (A) in no case shall the Operator receive reimbursement for the same cost more than once under separate heads of expenses, and (B) the Operator shall not receive compensation for design and/or development services undertaken by the Operator in connection with the transition of the operations of the Hotel, it being expressly understood and agreed that (x) this shall not be deemed to require the Operator to incur actual costs for its own account or prohibit the reimbursement of costs actually incurred, whether paid to third parties or paid to or for the cost of employees or Affiliates of the Operator if the same relates to services the cost of which would otherwise have to be paid to others if provided by them (unless specifically excluded above); provided further, that the Base Fee shall not be deemed a reimbursement.

ARTICLE 7

COMPLIANCE WITH LAWS

7.1           Compliance with Laws.  The Operator shall, and cause the Hotel to, comply with and abide by all Applicable Laws and the requirements of insurance companies covering any of the risks against which the Hotel is insured.  The Operator shall notify the Owner in writing of any material allegations of non-compliance with, or violations of, Applicable Laws.  Further to the foregoing, the Operator shall maintain in effect such license of the Operator as may be required by Applicable Law for the management of the Hotel by the Operator in accordance with the terms of this Agreement.

7.2           Right of Contest.  The Owner shall have the right to contest any alleged violations, and postpone compliance pending the determination of such contest, as permitted by Applicable Laws, except to the extent such contest might result in the exposure of the Operator to criminal liability.  In such event, the Owner shall indemnify and save harmless the Operator and its employees from any and all loss, cost, damage, claim or expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising as a result of the Owner contesting such violation, except to the extent that such violation was caused by the Operator’s fraud, gross negligence or willful misconduct.

ARTICLE 8

FLOW OF FUNDS; WORKING CAPITAL

8.1           Deposit of Money.  Subject to the Cash Management Policies, all monies received by the Operator in the operation of the Hotel, including, without limitation, cash for Working Capital furnished by the Owner, shall be deposited in the Operating Account.

8.2           Checks.  All checks or other documents of withdrawal relating to the payment of any and all taxes, payroll, the Management Fee and any and all other items contained in or consistent with the Business Plan may be signed by representatives of the Operator.

8.3           Surplus Funds.  The Business Plan shall determine to what extent and in what manner funds in the Operating Account are retained, disbursed or expended.

8.4           Funding Operation.

(a)           Nothing in this Agreement shall be construed as to require the Operator to provide any funds for the operation of the Hotel.  In the event that the operation of the Hotel requires additional funding, the Owner shall procure and deliver or cause to be delivered to the Operator additional Working Capital upon thirty (30) days’ (or, in the case of an emergency or if called for in the Budget, ten (10) days’ prior notice, provided that after the first full Calendar Year following the Calendar Year in which the Commencement Date occurs, said ten (10) days’ notice shall increase to twenty (20) days.  The Owner’s provision of any such additional Working Capital shall not be deemed a waiver of any rights of approval of any Hotel expense that may be provided for in this Agreement.

(b)           In furtherance of Sections 5.1 and 8.4(a) hereof, if the Owner does not provide such additional Working Capital within the specified time period in breach of this Agreement, after the Operator’s request therefore as provided for in subsection (a) above, the Operator, unless (solely where same is not in the Budget) the Owner notifies the Operator that the Operator is not permitted to do so, may elect to provide such additional funds, and shall be promptly reimbursed therefore by the Owner out of the Owner’s separate funds (and not those of the Hotel) with interest thereon at a rate equal to four (4) percentage points above the prime commercial lending rate of Citibank, N.A. in New York in effect from time to time (the “Prime Rate”) or the highest legal rate, whichever is lower, such interest accruing from the date of the funding by the Operator through and including the date of reimbursement.

(c)           If the Operator is not reimbursed by the Owner within five (5) days after the Operator so provides such additional funds, the Operator may reimburse itself (with interest as set forth above) out of Gross Revenues, which reimbursement shall not be a Gross Operating Expense (provided that, as applicable, the expenses  paid for with such funds shall be treated as a Gross Operating Expense).

(d)           In addition to the foregoing, the Operator shall also have the right, in the event of the failure by the Owner timely to make any payments to the Operator as set forth above, to elect to terminate this Agreement, without payment of the Termination Fee, upon sixty (60) days’ prior notice to the Owner, and unless such payment is made within such sixty (60)-day period, this Agreement shall thereupon automatically terminate without prejudice to the Operator’s right to sue the Owner for damages.

(e)           The aforementioned rights of reimbursement and termination shall be in addition to any other rights which the Operator may have with respect to any provision of this Agreement or otherwise.

ARTICLE 9

FINANCIAL REPORTING

9.1           Financial Reporting.  As soon as may be available following each Calendar Year of the Term, but in no event later than ninety (90) days after the end of each Calendar Year of the Term, the Operator shall submit to the Owner a complete set of financial statements which shall be in accordance with generally accepted accounting principles and consistent with the Uniform System, including a balance sheet, an Annual Profit and Loss Statement, and a cashflow statement, along with such other financial information for the Hotel as the Owner may reasonably require.  The Owner may require that the annual financial statements be certified by the accountant retained by the Operator for the Hotel in accordance with Section 4.2(l) of this Agreement.

9.2           Books of Account.  (a)  The Operator shall keep or cause to be kept, for the account of the Owner, accurate books of account and other records reflecting the results of occupancy and operation of the Hotel on an accrual basis in accordance with the Uniform System with such exceptions as may be required by the provisions of this Agreement, and in accordance with generally accepted accounting principles applicable to the operation of hotels.  The books and records shall be the property of the Owner.

(b)           The Owner may, at its sole cost and expense, and through its duly appointed agents and representatives, upon reasonable prior notice, inspect and copy all such operating reports, books and records at reasonable times and during normal daytime business hours at the office of the Operator, at the address then current for purposes of notice pursuant to Section 22.1 hereof.

(c)           The Operator shall provide to the Owner upon request a copy of such daily rate and occupancy report as it may prepare and deliver to its home office.

9.3           Profit and Loss Statement.  (a)  The Operator shall use its reasonably diligent efforts to submit to the Owner, within twenty (20) days after the end of each month, but in no event more than thirty (30) days after the end of each month, a profit and loss statement showing the results of operations of the Hotel for such month, together with the results of operations for the period from the beginning of the Calendar Year to the end of such month  and a comparison of actual results to the Budget (collectively, the “Monthly Report”).  Such statement shall:  (i) be in the customary form, in the same detail as generally prepared by the Operator or its Affiliates in connection with other hotels operated or managed by it or them and of the minimum standard required by the Uniform System; (ii) be taken from the books and records maintained by the Operator; (iii) follow the general form set forth in the Uniform System; and (iv) be accompanied by an income/expense statement, a balance sheet  and cash flow statement, and any other financial statement reasonably requested by the Owner (to the extent same is customarily provided by the Operator or its Affiliates in connection with the other hotels operated or managed by it or them or is otherwise consistent with the Uniform System or required by the Holder of the Existing Loan Documents pursuant to the terms thereof).  If necessary, a request for funds for Working Capital for the following month or months shall be submitted with each Monthly Report.

(b)           Within forty-five (45) days of the last day of each calendar quarter, Operator shall furnish to Owner (and upon request of Owner to the Holder of the Existing Loan) a detailed operating statement (showing quarterly activity and year to date) showing operating revenues, operating expenses, operating income, net operating cash flow and capital improvements for the calendar quarter just ended (a “Quarterly Report”).  Such statement shall:  (i) be in the customary form, in the same detail as generally prepared by the Operator or its Affiliates in connection with other hotels operated or managed by it or them and of the minimum standard required by the Uniform System; (ii) be taken from the books and records maintained by the Operator; (iii) follow the general form set forth in the Uniform System; and (iv) be accompanied by an income/expense statement, a balance sheet and cash flow statement, and any other financial statement reasonably requested by the Owner (to the extent same is customarily provided by the Operator or its Affiliates in connection with the other hotels operated or managed by it or them or is otherwise consistent with the Uniform System or required by the Holder of the Existing Loan Documents pursuant to the terms thereof).  If necessary, a request for funds for Working Capital for the following month or months shall be submitted with each Quarterly Report.

9.4           Business Plan.

(a)           Not later than ninety (90) days after the commencement of each Calendar Year following the Calendar Year in which the official opening of the Hotel occurs, or at such earlier time as may be required by the Owner’s Loan Documents (but subject in such instances to the Operator’s right to submit for approval in accordance with this Section a modified Business Plan following the commencement of the Calendar Year to which such Business Plan relates), the Operator shall submit to the Owner for its approval (which approval is not to be unreasonably withheld or delayed) a Business Plan for the operation of the Hotel including estimated cashflow, any proposed expenditure for that Calendar Year and an estimate of Net Operating Profits, together with a description of the assumptions used in preparing the Business Plan in narrative form.  In the event that the Owner and the Operator shall be unable to agree upon the Business Plan for Calendar Year 2008 (assuming the official opening of the Hotel occurs in 2007) within thirty (30) days following the submission of same by the Operator to the Owner for approval, such matter (or any line items that are in dispute, if said Business Plan shall be partially agreed upon) shall be submitted to arbitration in accordance with Section 9.6 hereof.  In the event that the Owner and the Operator shall be unable to agree upon any Business Plan (after the Business Plan for Calendar Year 2008) for any Calendar Year during the Term, until any dispute regarding the Business Plan is settled, those line items in dispute, if any, other than expenditures for any capital improvements which pursuant to the terms hereof require the Owner’s approval, shall be the same as was provided in respect of such line items in the Business Plan for the prior Calendar Year increased by the lesser of (i) five (5%) percent or (ii) the percentage increase so requested for such disputed line item by Operator.  Further to the foregoing, said Business Plan may include line items which were not in the Business Plan for the prior Calendar Year to the extent same are reasonable in relation to the business of the Hotel, and the overall Budget, taking into account all permissible increases in line items from the prior Calendar Year and the addition of the new line items, does not increase by more than five (5%) percent.

(b)           Notwithstanding the foregoing provisions of this Section 9.4 or any other provision of this Agreement to the contrary, the Operator may make additions, deletions or other changes to the Budget, including, without limitation, the services comprising Chain Services and reallocations between line items (including Chain Services) set forth in a Budget as the Operator may determine in its sole discretion to be appropriate without the prior approval of the Owner  and, in connection therewith, may increase any line item by up to ten (10%) percent (or more if, as a result thereof, the overall Budget shall not increase by more than five (5%) percent; provided that (v) in no event shall an increase in the salaries of the Operator’s senior employees increase more than five (5%) percent (and such increases shall not cause an increase in the overall Budget of more than two and one-half (2.5%) percent, (w) the Operator delivers notice of each change or reallocation to the Owner together with an explanation of the reasons for such reallocation, (x) the purpose of such reallocation may not be to increase profits paid to Affiliates of the Operator, (y) such change or reallocation shall not be permissible hereunder to the extent that it will result in the failure of the Operator to operate the Hotel in accordance with the Hotel Standards and (z) the calculation of the amount of funds available for any such change or reallocation shall account for all funds actually expended, all funds committed to expenditure under any agreements for materials, goods or services and all funds whose expenditure shall be necessary in order to operate the Hotel in accordance with the Hotel Standards.  For the avoidance of doubt, in no event shall any such reallocation result in the overall Budget being exceeded by more than five (5%) percent.

9.5           Estimates and Projections.  All estimates and projections of the economic results of the operation of the Hotel made by the Operator in contemplation of or in the course of implementing this Agreement (including, without limitation, those made pursuant to Section 9.4) need not take into account, or make provision for, any then unknown Force Majeure, and the Operator does not warrant or guarantee such projections in any way whatsoever.  The Operator, however, shall utilize its expertise in preparing the same.  Any use of this information by the Owner or any other person is based on this understanding.

9.6           Arbitration. In the event that the parties cannot agree on the identity of the Competitive Hotels, Business Plan, Budget for any Calendar Year or revisions to the Budget subject to Owner approval as provided in this Article 9, or in the event any other matter in this Agreement is expressly subject to arbitration, any dispute in connection therewith (and no other matters) may be submitted, by either party, to binding arbitration in Miami-Dade County, Florida under the Expedited Procedures provisions in the current edition of the Commercial Arbitration rules of the American Arbitration Association or any successor thereto.  The decision of the arbitrator shall be final and conclusive with respect to such submitted matter(s) and the arbitrator shall not have any right or power to consider, determine or resolve any other issue or dispute between the parties, or to alter, modify or amend any of the provisions of this Agreement.  The party subject to an adverse arbitral determination shall be responsible for all reasonable costs and fees of such arbitration (to the extent such arbitral determination is adverse to such party), but each party shall separately pay for its own attorneys’ fees and disbursements. Notwithstanding the foregoing, in the event the dispute involves the Business Plan or Budget, the parties shall select, as the sole arbitrator of the dispute,  a member of a national accounting firm which has a substantial hospitality practice and who shall not have been hired by either party (or any Affiliate thereof), within twenty-four (24) months prior thereto.  The arbitrator may conduct the arbitration informally and without strict adherence to the rules of evidence and may, applying such arbitrator’s experience, consider such matters as such arbitrator deems appropriate to reach a decision.  Each party will cooperate with such arbitrator and will provide to such arbitrator all data and information reasonably requested by such arbitrator to the end that such arbitrator/accountant may reach a decision as to the Competitive Hotels Business Plan or Budget disputes as rapidly as possible.  Except as expressly set forth in Section 9.6 to the contrary, the parties hereto each reserve all rights and remedies, at law or in equity, with respect to any and all disputes in relation to this Agreement other than disputes expressly subject to arbitration under this Agreement.

9.7           Operator shall maintain at the Hotel books and records reflecting the results of operation and maintenance of the Rental Program, in accordance with the Unit Rental Agreements.  The foregoing books and records shall, to the extent related to the Hotel, be kept in all material respects in accordance with the then latest edition of the Uniform System of Accounts, and otherwise in accordance with the generally accepted accounting principles.

ARTICLE 10

THE OPERATOR’S FEES

10.1         Base Fee.  In addition to any reimbursements required hereunder (including, without limitation, for Chain Services), the Owner shall pay or cause to be paid to the Operator a “Base Fee” consisting of the sum of (a) in consideration of the Operator’s performance of managerial services hereunder with respect to the Hotel, other than the Other Managed Elements, as hereinafter defined, and for each Calendar Year, or portion thereof, during the Term hereof, an amount equal to four (4%) percent of Gross Revenues, plus; (b) in consideration of the Operator’s performance of managerial services hereunder with respect to condominium units owned other than by the Owner, any voluntary rental program for the rental of condominium units owned other than by the Owner, and any and all elements of the Building or the Hotel that are not owned by the Owner (all of such non-owner owned elements of the Building or the Hotel being collectively referred to as the “Other Managed Elements”) and for each Calendar Year, or portion thereof, during the Term hereof, an amount equal to ten (10%) percent of Gross Revenues attributable to or derived from only the Other Managed Elements; provided, however, that once Base Fees paid to Operator in a Calendar Year exceed Two Million Dollars ($2,000,000.00) (the “OME Milestone”), adjusted as described below, the fee for the management of the Other Managed Elements shall thereafter be an amount equal to four (4%) percent of the Gross Revenues attributable to or derived from only the Other Managed Elements; said Base Fee shall be payable in advance in monthly installments based each month upon the actual Gross Revenues for the prior month, subject to adjustments for overpayment or underpayment for the prior month(s) when actual Gross Revenues are determined  The monthly payment for the first month of the Term shall be based on a pro forma estimate of anticipated Gross Revenues for said month.  On or before March 31 of each Calendar Year, the Operator and the Owner shall make any required further adjustment for any overpayment or underpayment of the Base Fee during the preceding Calendar Year or portion thereof based upon the audited annual financial statements for the Hotel contemplated by Section 9.1.

If the first or last years of the Term of this Agreement are less than full Calendar Years, then for such partial calendar year, the OME Milestone shall be adjusted accordingly.  Additionally, beginning on January 1 of the second full calendar year of the Term, and annually on January 1 of each succeeding year thereafter (the “Adjustment Date”), the OME Milestone shall be adjusted to the extent of any increase based upon the U.S. Daily Average, (the “Adjustment Rate”) all Urban Consumers (CPI-U) all items (198284 = 100) prepared by the United States Department of Labor (the “CPI”), whereby the CPI in effect on January 1 of the year preceding the Adjustment Date shall be considered as the base, and the price index in effect for the most recent CPI available on the Adjustment Date shall be compared with this base index figure; provided, however, in no event shall the adjusted OME Milestone exceed the prior OME Milestone by more than the percentage increase in the RevPAR Index for the Competitive Hotels as set forth on the Smith Travel-Star Market Report (or a successor index, appropriately adjusted; provided, that, if there shall be no successor index, a substitute index reasonably acceptable to the Operator and the Owner; and provided further, if the Operator and the Owner shall be unable to agree upon a substitute index, such dispute shall be resolved by arbitration in the manner provided for in Section 9.6), for the same period.

10.2         Annual Incentive Fee.

(a)           In addition to the Base Fee payable to the Operator hereunder for each Calendar Year or portion thereof during the Term, the Operator shall be entitled to receive an Annual Incentive Fee for each Calendar Year or portion thereof equivalent to the percentage of the Net Operating Profits per Calendar Year set forth on Schedule 10.2, attached hereto and made a part hereof.  The Annual Incentive Fee shall be payable by the Owner to the Operator within fifteen (15) Business Days after receipt by the Owner of the Operator’s statement of Net Operating Profits and the Annual Incentive Fee for the preceding Calendar Year.

(b)           Notwithstanding the foregoing, except in connection with a termination of this Agreement, in which case any and all amounts on account of the Annual Incentive Fee, whether due in connection with the termination or previously accrued and unpaid, shall be due and payable in accordance with the terms of this Agreement, to the extent that the Net Operating Cash Flow (as defined in the Operating Agreement) shall be insufficient to pay the same currently, such unpaid amounts shall accrue and the Operator shall receive interest thereon at the rate of five (5%) percent per annum, compounding until paid.  Such amounts shall be paid as soon as and to the extent there exists Net Operating Cash Flow or Capital Event Proceeds (as defined in the Operating Agreement).

10.3         Disbursement of Fees.  The Operator is authorized to disburse to itself from the Operating Account the amounts owing as the Base Fee but, if insufficient funds are available to do so, such amounts shall accrue and the Owner shall pay same to the Operator within five (5) days after notice from the Operator.  Notwithstanding the foregoing, in the event that, at any time, available Net Operating Profits are insufficient to pay the amounts owing as the Base Fee, payment of up to one-half of the Base Fee shall be deferred (except in the case of the initial Calendar Year, wherein the greater of (x) one-half of the Base Fee or (y) an amount equal to 4.5% of revenues generated from Participating Condominium Units shall be deferred) until Net Operating Profits are available to pay same, but not beyond three years.

10.4         Payment on Termination.  (a)  As provided in Section 18.1, in the event of a termination of this Agreement, the Base Fee and Annual Incentive Fee to which the Operator would be entitled shall be prorated for the Calendar Year in which such termination occurred to the date of termination and shall be paid to the Operator within sixty (60) days after the date of termination.

10.5         Franchise Fee.  In connection with the sale of Units, the Operator shall be paid a franchise fee (the “Franchise Fee”) which shall consist of a base fee equal to one percent (1%) of a Unit’s Gross Sales Price (as below defined), up to that portion of the Gross Sales Price attributable to a price of $800.00 per square foot (the “Base Franchise Fee”), and ten percent (10%) of the Unit’s Gross Sales Price attributable to a sales price greater than $800.00 per square foot (the “Incentive Franchise Fee”).  For example, if a Unit containing 1,000 square feet is sold for $1,000,000.00 ($1,000.00 per foot), the Operator would receive $28,000.00.  The Franchise Fee is to be paid out of the proceeds of Unit sales. Payment of the Incentive Franchise Fee by Owner is subject to deferment as currently described in Section 11.2 of the Operating Agreement of 1100 West Holdings, LLC, which Operator agrees to be bound by. For purpose of calculating the Franchise Fee, the Gross Sales Price of a Unit shall mean the gross sales price net of the portion of the such gross sales price attributable to non-standard upgrades and seller concessions, if any.

ARTICLE 11

INSURANCE

11.1         Insurance.

(a)           In the name and for the account of the Owner, with any costs incurred hereunder to be paid by the Owner and treated as a Gross Operating Expense, the Operator shall use its reasonable efforts to obtain (i) the insurance reasonably required by Owner and approved by the Operator, (ii) (to the extent such insurance is available), insurance against such other risks against which it is hereafter customary to insure in the operation of similar properties, having regard for the nature of the business and the geological and climatic nature of the Hotel’s location, and (iii) (to the extent such insurance is available), business interruption and such other insurance as shall be necessary to pay to the Operator its Base Fee following a casualty as contemplated by this Agreement.  The Operator shall not be paid a separate fee for its efforts to obtain any such insurance.

(b)           The Operator shall, to the extent the same is available, obtain at the Owner’s sole cost and expense such industry standard professional liability coverage in respect of the Operator’s liabilities pursuant to this Agreement as the Operator reasonably determines is required.

11.2         Certificates.  The Operator shall deliver certificates of all insurance containing a thirty (30) days’ notice of cancellation clause pertaining to the Hotel to the Owner upon request.  Such policies shall be written to insure the Owner, the Operator (for liability policies only) and any Holders, as their respective interests may appear.

11.3         Blanket Coverage Permitted.  The Operator may maintain any insurance permitted or required by this Agreement under a blanket policy, subject to the approval of any Holder.

11.4         Owner’s Approval.  Owner’s approval shall be required for all insurance obtained by the Operator to the extent that the cost thereof is not covered by the Budget.  Notwithstanding the foregoing, the Operator may obtain as an expense of the Hotel, such industry standard liability coverage as the Operator reasonably determines is required in the event the Owner fails to approve such coverage.

11.5         No Right of Subrogation.  All policies of insurance shall provide that the insurance company shall have no right of subrogation against either party hereto, their agents, principals or employees.  The Owner assumes all risks in connection with the adequacy of any insurance and waives any claim against the Operator for all liabilities, costs or expenses arising out of any partially or totally uninsured claim, of any nature whatsoever, except where the Operator has failed to place and maintain insurance in accordance with the provisions hereof.

11.6         Alternative Insurance.  If, at any time during the Term hereof, the Owner is able to obtain alternative insurance in respect of the Hotel affording coverage equivalent to that which the Operator is required to provide hereunder by companies of recognized responsibility and at a lower cost than obtainable by the Operator, then the Owner shall be entitled to procure such insurance for the Hotel at such lower cost upon the same terms required under this Article 11.

ARTICLE 12

12.1         Property Taxes.  Except to the extent that money is deposited in escrow with a mortgagee for payment of the same, the Operator shall pay when and as the same are due and payable (unless same are contested by the Owner or the Operator with the Owner’s consent), in the name and for the account of the Owner, in such installments as permitted by Applicable Law, all water charges, real estate taxes and assessments, (which, at the Owner’s direction, may be paid prior to delinquency), use and sales taxes, personal property taxes, historic or landmark district assessments, betterment assessments and withholding taxes levied or assessed on or against the Hotel or any portion thereof or with respect thereto for any fiscal period of the taxing authority, all or any part of which period is included in the Term of this Agreement.  The portion of any such amount so paid which is allocable to a period during the Term shall be included in the Annual Profit and Loss Statement for the Calendar Year in which such amount is determined.

12.2         Right of Contest.  Upon prior notice to the Owner, the Operator may in good faith, and provided that same does not create civil or criminal liability for the Owner, or constitute a default under any Security Agreement then in effect, at any time contest the validity or the amount of any such tax or assessment in the name of the Owner, and any refund or rebate less related costs shall be included in the Annual Profit and Loss Statement for the Calendar Year in which such refund or rebate is determined, the refund or rebate shall be included in Gross Revenues and the related cost in obtaining such refund or rebate shall be deemed a Gross Operating Expense, provided that any refund (and related expenses) attributable to a period outside of the Term shall not be included in Gross Revenues (Gross Operating Expenses).  The Owner shall have the right to so contest the validity or amount of any tax or assessment in its own name as an operating expense of the Hotel.

ARTICLE 13

MAINTENANCE AND REPAIRS

13.1         Maintenance and Repairs.

(a)           Subject to provisions for the necessary Working Capital in the Business Plan, the Operator shall, from time to time, make such expenditures for repairs and maintenance as it deems necessary to keep the Hotel in good operating condition consistent with the Hotel Standards.

(b)           In order to maintain the Hotel in accordance with the Hotel Standards, the Operator may, without the consent of (but on notice to) the Owner, make expenditures for repair and maintenance to the Hotel in amounts not in excess of ten (10%) percent over and above any line item in the then-current Business Plan providing for repair and maintenance without being obliged to reallocate such funds from other line items contained therein, provided that same shall be subject to the overall limitations on increases in the Budget pursuant to Article 9.  The Operator further agrees that prior to making such expenditures in excess of a line item in the Budget, the Operator shall first pay for same from any FF&E Reserve held by Owner or Operator, from any condominium assessment or assessments made for the use of Shared Facilities or request the release of funds from any then existing FF&E Reserve being held by any Holder for the purpose of paying for same; provided, however, that the failure or refusal of any lender to make such funds available shall not limit or effect the Operator’s right to take the action contemplated by this Section.

(c)           The Owner may, from time to time at its separate expense, make such further alterations, additions or improvements in or to the Hotel as the Operator shall approve, such approval not to be unreasonably withheld or delayed, all of which shall be made without material interference to the operation of the Hotel.  The Owner shall consider, but shall not be required to make (unless same are necessary to operate the Hotel at or to maintain the Hotel Standards or in compliance with Applicable Law), any alterations, additions or improvements recommended by the Operator.

(d)           If structural or extraordinary repairs or changes in the Hotel shall be required at any time during the Term of this Agreement to maintain the Hotel in good operating condition, or structural or extraordinary repairs or changes in the Hotel or extraordinary alterations to the Hotel shall be required at any time during the Term of this Agreement by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by order of any governmental or municipal power, department, agency, authority or officer, or otherwise, or because the Owner, subject to the Operator’s approval, such approval not to be unreasonably withheld or delayed, determines the desirability thereof, then, in such event, subject to the Owner’s rights to not make the same under Section 5.1 hereof, all such repairs, changes or replacements shall be made by the Owner, or by the Operator if directed by the Owner, and at the Owner’s expense subject to funding for any FF&E Reserve, condominium assessments, or Shared Facilities assessments.  Notwithstanding the foregoing, the Owner shall have the right to contest the need for any such repairs, changes or replacements required by any law, ordinance, regulation or order of governmental authority and may postpone compliance therewith, if so permitted by law, unless the Operator reasonably determines that such repairs, changes or replacements are required to prevent the continuation of a dangerous condition.

(e)           Each Participating Unit Owner shall be responsible for providing the funds necessary to maintain the FF&E within its Participating Condominium Unit in good repair and in condition consistent with the Hotel Standards.  Notwithstanding anything to the contrary set forth herein, the responsibility to provide funds for repairs, replacements, corrections, and maintenance within a Participating Condominium Unit shall be with the owner of the subject Hotel Condominium Unit, Operator shall have the right to suspend a Participating Condominium Unit from participation in the Rental Program in the event that sufficient finds to enable Operator to maintain such Participating Condominium Unit in accordance with the Hotel Standards are not made available to Operator by deposit to the Participating Condominium Unit’s FF&E Reserve Account or otherwise.

ARTICLE 14

DAMAGE BY FIRE OR OTHER CASUALTY

14.1         Damage by Fire or Other Casualty.

(a)           If the Hotel or any portion thereof shall be damaged or destroyed at any time or times during the Term by fire, casualty or any other cause, the Owner may decide, but shall not be obligated, at the Owner’s sole cost and expense and with due diligence, to repair, rebuild or replace the same so that after such repairing, rebuilding or replacing, the Hotel shall be substantially the same as prior to such damage or destruction.  If the Owner decides to so repair, rebuild or replace, the Owner shall undertake such work within ninety (90) days after the proceeds of any insurance are made available to the Owner, subject to the rights of any Holder of any Security Agreement, for such repairing, rebuilding or replacing, and shall complete the same diligently.  Without limiting the Operator’s rights to terminate this Agreement pursuant to Section 14.2 hereof, if the Owner elects not to undertake such work in accordance with the provisions of this Section 14.1, the Operator may, by notice to the Owner made within thirty (30) days following the expiration of the period allotted to the Owner to commence such work, terminate this Agreement, such termination to be effective as of the date of such notice.

(b)           At all times during the period that all or any part of the Hotel is damaged or destroyed, and until operations of the Hotel are fully recommenced, or Owner notifies Operator the Hotel will not be rebuilt by the Owner, the Operator shall be paid by the Owner (from and to the extent that business interruption insurance or other comparable coverage is in place and sufficient to make such payments) each month during such period of damage or destruction, an amount equal to the greater of (i) the Management Fee earned during such month calculated in accordance with the terms hereof, and (ii) the average total monthly payments paid to the Operator for the twelve (12) months preceding the damage or destruction (or such lesser actual period if the Hotel has been managed by the Operator for less than twelve (12) months).

14.2         Right of Termination Upon Total Destruction.  If the Hotel shall be totally or substantially destroyed by fire or other casualty, each party shall have the option to terminate this Agreement by notice served upon the other within one hundred twenty (120) days after such fire or other casualty; provided, however, that in the event that the decision not to rebuild is solely within the discretion of Owner, and is not controlled or influenced by, a Holder, the Declaration or the Hotel Condominium Association, the Owner shall only have such termination right to the extent that the Owner elects, in its sole discretion, not to rebuild the, or otherwise construct a, Hotel, and in connection therewith, pays to the Operator on the effective date of such termination, an amount equal to the Termination Fee (as hereinafter defined).  Any such notice of termination shall become effective thirty (30) days after the giving of the same.

ARTICLE 15

CONDEMNATION

15.1         Total Taking.  If all of the Hotel shall be the subject of a taking or condemnation in any eminent domain, condemnation or like proceeding by any competent authority, or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable, in the reasonable opinion of the Owner or the Operator to use the remaining portion as a hotel of the type and class of the Hotel immediately preceding such taking or condemnation, then, in either event, this Agreement shall cease and terminate as of the date upon which the Owner or the Operator determines that the parties shall surrender possession.  Any award for such taking or condemnation shall belong in its entirety to the Owner, and the Operator waives any right to such proceeds and assigns to the Owner any rights it may otherwise have therein, provided that in connection with any such taking, the Owner shall pay to the Operator on the effective date of such termination, an amount equal to the Termination Fee (as hereinafter defined).

15.2         Partial Taking.  If only a part of the Hotel shall be the subject of a taking or condemnation, and the Owner does not terminate this Agreement under Section 15.1, the Owner may repair any damage or alter or modify the Hotel, to the extent of the award recovered, in accordance with plans and specifications reasonably approved by the Operator.  In the event of a partial taking, the Operator shall be entitled to terminate this Agreement if any material construction is required and not completed by the Owner within two years following the taking or condemnation.  Any amount of the award not expended for such work shall belong to the Owner.  At all times until operations of the Hotel are fully recommenced, the Operator shall be paid by the Owner each month an amount equal to the greater of (i) the Management Fee earned during such month calculated in accordance with the terms hereof, and (ii) the average total monthly payments paid to the Operator for the twelve (12) months preceding the taking or condemnation (or such lesser actual period if the Hotel has been managed by the Operator for less than twelve (12) months); provided, however, that to the extent the payment to Operator exceeds the amount due pursuant to clause (i) of this subsection (b), such excess shall be paid from and to the extent of insurance or a condemnation award received for the purpose of compensating for lost revenues.

ARTICLE 16

TERMINATION OF AGREEMENT BY THE OWNER

16.1         Termination of Agreement by the Owner.  If one or more of the following events shall occur they shall be deemed to constitute an “Event of Default” hereunder, and the Owner may terminate this Agreement (without payment of a Termination Fee) by sixty (60) days’ prior written notice to the Operator specifying the details of such event:

(a)           If the Operator or Morgans Hotel Group LLC shall apply for or consent to the appointment of a receiver, trustee or liquidator of the Operator or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or rearrangement with creditors or to take advantage of any insolvency proceeding, or if any order, judgment or decree shall be entered into by any court of competent jurisdiction, on the application of a creditor, adjudicating the Operator a bankrupt or insolvent or approving a petition seeking reorganization of the Operator or appointing a receiver, trustee or liquidator of the Operator or of all or a substantial part of its assets; or

(b)           If the Operator shall commit fraud or willful misconduct with respect to the Hotel; or

(c)           If the Operator shall fail to perform its obligations under this Agreement, (i) resulting in the Hotel or material portions thereof being shut down by governmental authorities, or (ii) the result of which is the threatened shut-down by governmental authorities of the Hotel or material portions thereof, and the Operator does not remedy such failure or stay such shut-down prior to the date threatened therefore by the governmental authorities; or

(d)           If there is a default by the Operator hereunder in the performance of any material term, covenant or condition of this Agreement not otherwise specified in this Article, and Operator (i) shall not commence to cure the same twenty (20) days after receipt of written notice from the Owner specifying such default, and continuously make commercially reasonable efforts to cure the same thereafter (provided if such default by Operator shall constitute an Event of Default of Owner under the Existing Loan, Operator shall cause such default to be cured within the applicable grace period currently provided for under Owner’s Loan Documents with respect to the Existing Loan), or (ii) after acknowledging such default, Operator shall provide notice to Owner that Operator does not intend to cure the same; or

(e)           If the Operator’s interest under this Agreement shall be taken on execution of a judgment or foreclosure; or

(f)            If the Operator defaults under any subordination agreement with any Holder and such Holder declares a default and successfully effects a termination of this Agreement pursuant to said subordination agreement; or

(g)           If the Operator assigns this Agreement in violation of the terms of this Agreement.

16.2         Termination for Failure to Meet Performance Standard.   (a)  In addition to the Owner’s rights to terminate set forth in Section 16.1, the Owner may terminate this Agreement by sixty (60) days’ prior written notice to the Operator, without paying any Termination Fee, in the event that, following the first full Calendar Year of operation of the Hotel by the Operator, the Hotel thereafter, in each of three (3) consecutive Calendar Years fails to generate Net  Operating Profits for each such Calendar Year equal to or greater than eighty-five (85%) percent of the Projected NOP for such Calendar Year; provided, however, that the Projected NOP for any such Calendar Year shall be equitably adjusted in a fair and reasonable manner to take into account any Force Majeure affecting the Hotel and its operations during such Calendar Year.

(b)           Notwithstanding anything to the contrary contained herein, and subject to paragraph (c) below, the Operator may avoid a termination of the type provided for in this Section 16.2 by (i) paying to the Owner, within thirty (30) days of receipt of the Owner’s notice to terminate, an amount equal to the difference between Net Operating Profit and eighty-five (85%) percent of the Projected NOP for the second or third of the three Calendar Years of measurement, or (ii) in the consecutive year (or years) following a Calendar Year in which Operator has made a payment (or loan, as the case may be) as provided in subsection (i) above, making a loan to the Owner in the amount of the actual deficit from Hotel Operations sufficient to produce a Net Operating Profit for such Calendar year (a “Remedial Loan”).  A Remedial Loan shall accrue no interest and shall be repayable to the extent of any Net Operating Profit in any subsequent calendar year (or years) (provided in any such year in which the Operator shall accept a repayment of a Remedial Loan, Net Operating Profit shall exceed 85% of Projected NOP).

(c)           The Hotel shall not be deemed to have failed to reach the Projected NOP for any Calendar Year in which the Hotel’s RevPAR is equal to or greater than one hundred (100%) percent of the RevPAR Index for the Competitive Hotels as set forth on the Smith Travel-Star Market Report (or a successor index, appropriately adjusted; provided, that, if there shall be no successor index, a substitute index reasonably acceptable to the Operator and the Owner; and provided further, if the Operator and the Owner shall be unable to agree upon a substitute index, such dispute shall be resolved by arbitration in the manner provided for in Section 9.6).

16.3         No Limitation of Rights and Remedies.  The rights of termination granted to the Owner in this Article 16 shall be in addition to any other right or remedy that may otherwise be available to the Owner.  Subject to the provisions of Section 22.8 hereof, the Owner shall be entitled to obtain specific performance from the Operator and any actual damages arising from the Operator’s default but shall not be allowed to sue for consequential damages.

ARTICLE 17

TERMINATION OF AGREEMENT BY THE OPERATOR

17.1         Termination of Agreement by the Operator.  If one or more of the following events shall occur they shall be deemed to constitute an “Owner Default” hereunder, and the Operator may terminate this Agreement by sixty (60) days’ (or thirty (30) in the case of a monetary default) prior written notice to the Owner specifying the details of such event, unless, with respect to an Owner Default of the type set forth in paragraph (a) below, the Owner shall have cured same within such sixty (60)-day period or the Owner shall be diligently attempting to cure same in accordance with the terms of paragraph (a) below, as the case may be:

(a)           if there is a material default by the Owner hereunder which is not cured within sixty (60) days after receipt of written notice from the Operator specifying such default, provided, however, that if such a material default is not able to be cured within sixty (60) days but is susceptible to being cured, the same shall not be deemed an Owner Default hereunder unless the Owner fails to commence the cure of such default within such sixty (60)-day period or thereafter fails to diligently prosecute such cure to completion; or

(b)           if the Owner shall be in default in the performance of any material monetary term, covenant or condition which this Agreement requires the Owner to perform, and shall fail to cure such default within thirty (30) days after receipt of written notice from the Operator specifying such default; or

(c)           if the Owner shall apply for or consent to the appointment of a receiver, trustee or liquidator of the Owner or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or rearrangement with creditors or to take advantage of any insolvency proceeding, or if any order, judgment or decree shall be entered into by any court of competent jurisdiction, on the application of a creditor, adjudicating the Owner a bankrupt or insolvent or approving a petition seeking reorganization of the Owner or appointing a receiver, trustee or liquidator of the Owner or of all or a substantial part of its assets.

17.2         No Limitation of Rights and Remedies.  The right of termination granted to the Operator in this Article 17 shall be in addition to any other right or remedy that may otherwise be available to the Operator.  Subject to the provisions of Section 22.8 hereof, the Operator shall be entitled to sue the Owner for specific performance and any actual damages arising from the Owner’s default but shall not be allowed to sue for consequential damages.

ARTICLE 18

THE OPERATOR’S RIGHT UPON TERMINATION

18.1         The Operator’s Rights Upon Termination.

(a)           Upon termination of this Agreement for any reason (including, without limitation, any termination pursuant to Section 8.4(d), Section 14.2, Section 15.1, Section 15.2, Section 16.1, Section 16.2, or Section 17.1 hereof, to the extent provided therein), and so long as the Operator is not in default hereunder, the Operator shall be entitled to receive the following sums: (i) reimbursement of all expenses incurred prior to termination with respect to the Hotel to the extent the Operator is permitted to obtain reimbursement from the Hotel or the Owner under this Agreement; (ii) payment of all of its Management Fees to which it would be entitled under Article 10 to date of termination in accordance with calculations under such article through the date of termination; and (iii) payment of any other sums due the Operator hereunder to the date of termination.  Upon termination of this Agreement, the Operator shall render a final accounting within sixty (60) days after the end of the month of termination, regardless of the reason for such termination and all of the foregoing items as set forth in such final accounting shall be due and payable by the Owner to the Operator within fifteen (15) days after the delivery of same, unless the Owner shall dispute a portion of the items claimed to be owed by the Operator, in which event the Owner shall within said fifteen (15)-day period pay to the Operator any amounts which are not in dispute and provide a detailed list as to the items that the Owner is disputing and the reasons therefor.

(b)           Upon termination of this Agreement, without limiting the Owner’s obligations under Section 3.2 hereof, and subject to the application of the Transition Period under Section 3.2 hereof, the Operator shall have the right to remove, or cause to be removed, the Operator’s Tradename from the Hotel and from all items (including, by way of example and not by limitation, the Building, all Facilities, FF&E, advertising and marketing materials and Consumable Supplies) used at, in connection with or in reference to the Hotel.

(c)           The Operator shall peacefully vacate and surrender the Hotel to Owner on the effective date of such termination.

(d)           Operator shall assign and transfer to the Owner, to the extent assignable without premium or penalty (unless such premium or penalty shall be paid by the Owner):

(i)            all books and records of the Hotel in accordance with Section 18.1(e), excluding in either case that which constitutes the Operator’s proprietary information;

(ii)           all of the Operator’s right, title and interest in and to all liquor, restaurant and any other licenses and permits, if any, held by the Operator in connection with the operation of the Hotel; but only to the extent such assignment or transfer is permitted by applicable law, and such licenses and permits are exclusive to the Hotel (and not part of any larger license or permit used or obtained by the Operator) and not proprietary to the Operator or any Affiliate; and

(iii)          all of the Operator’s right, title and interest (if any) in and to any and all contracts (including, without limitation, collective bargaining agreements and pension plans, leases, licenses or concession agreements and maintenance and service contracts) in effect with respect to the Hotel as of the date of the termination of this Agreement, but only to the extent that such assignment or transfer is permitted by applicable law, and same are exclusive to the Hotel and not proprietary to the Operator or any Affiliate.

(e)           The Operator shall provide the Owner with copies of such guest information relating to existing guests and guests with pending reservations as is reasonably necessary for the Owner to provide services to such guests and to honor such pending reservations (together with guest lists and histories.  In addition, upon the expiration or termination of this Agreement, all of the books of account and financial records which are the property of the Owner shall be turned over forthwith to the Owner so as to ensure the orderly continuance of the operation of the Hotel, but all of such information shall be retained by the Owner and made available to the Operator at the Hotel, at all reasonable times, for inspection, audit, examination and copying (at Owner’s expense) for at least three (3) years subsequent to the date of such expiration or termination.

18.2         Post-Termination Liability.  Upon termination for any reason, to the extent that any prospective purchaser, lessee or operator shall not agree in writing to be responsible to provide and/or does not provide any of the services contracted for in connection with the business booked for the Hotel to and including the date of termination, including any and all business so booked as to which facilities or services are to be furnished subsequent to the date of termination, provided same were contracted for in accordance with the Operator’s rights or obligations hereunder, the Owner shall be responsible and hereby undertakes to perform and provide same, and the Owner hereby agrees to indemnify and hold harmless the Operator from and against all liability, loss, damage, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising therefrom.

ARTICLE 19

ASSIGNMENT OF AGREEMENT

19.1         Binding on Successors and Assigns.  Except as otherwise expressly provided herein, the terms, covenants and conditions under this Agreement required to be performed and observed by the Operator or the Owner shall be binding upon the Operator or the Owner, as the case may be, and their respective successors and assigns and shall inure to the benefit of the Owner or the Operator, as the case may be, and their respective permitted successors and assigns.

19.2         The Operator’s Right of Assignment.  On thirty (30) days’ prior written notice to the Owner, the Operator shall have the right to assign this Agreement in connection with a merger of the Operator into, or a transfer of substantially all of the assets of the Operator to, any corporation, limited liability company, partnership or other business entity, provided that (a) the assignee shall assume the obligations of the Operator under this Agreement, and (b) the assignee has experience in the operation of hotels and provides reasonable assurance to the Owner that the Hotel will continue to be operated as a Morgans Hotel (or a hotel of the same general style and quality), along with the other then existing Morgans Hotels, in substantially the same manner as it was operated prior to such transfer.

19.3         The Owner’s Right of Assignment.  In connection with the transfer of the Hotel as contemplated in Section 20.1 hereof, on thirty (30) days’ prior written notice to the Operator, the Owner shall have the right to assign this Agreement to the purchaser under such transfer, in all cases subject to and in accordance with the provisions of Section 20.1 hereof.

19.4         No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, shall confer upon any person or entity, other than the parties hereto, their authorized successors and assigns, any rights or remedies under or by reason of this Agreement.

19.5         Continuing Liability.  All references to the “Owner” and the “Operator” throughout this Agreement shall include and apply to their respective successors and assigns; provided, however, that no assignment of this Agreement shall relieve the assignor of its obligations and liabilities under this Agreement for the period prior to the effective date of such assignment.

ARTICLE 20

SALE OF HOTEL

20.1         Sale of Hotel.  If the Owner shall sell, assign, transfer or convey the Hotel or a controlling interest therein at any time during the Term hereof (collectively, a “Transfer”), this Agreement shall not terminate or be terminable as a result thereof, but shall continue in full force and effect and bind the Operator and the Owner’s successors and assigns, provided that in connection with any such Transfer after the date which is the third (3rd) anniversary of the Commencement Date, the Owner shall be entitled to terminate this Agreement on thirty (30) days’ prior written notice to the Operator, provided that on any such termination  the Owner pays to the Operator a sum (the “Termination Fee”) equal to (i) the net present value, using a ten

(10%) percent discount rate, of payments on account of the Base Fee and the Incentive Fee that would be payable for that period which is then the shorter of (A) the balance of the Term, or (B) ten (10) years following the date of termination. For purposes of the foregoing calculation of the net present value of the remaining Base Fee and Incentive Fee,  the Base Fee and Incentive Fee for each Calendar Year shall be projected by growing the then budgeted Base Fee (and Incentive Fee) for the Calendar Year in which the termination occurs by an amount equal to the lesser of (x) the average increase in revenues over the prior three (3)-year period, and (y) three (3%) percent per annum.  In the case of a transfer to (i) an entity having at least fifty (50%) percent common ownership with the Owner, or (ii) a Qualified Transferee, upon the transferee assuming in writing the obligations of the Owner under this Agreement, the transferor shall be released from liability under this Agreement.  Notwithstanding the foregoing, the Termination Fee shall not include the net present value of the Incentive Fee as above provided unless (i) the Owner is no longer the owner of the Hotel or (ii) the Operator, or an Affiliate of Operator, shall no longer hold membership interests in Owner as a result of the “Buy-Sell” provisions of the operating agreement of 1100 West Holdings, LLC having been initiated by Sanctuary West Avenue, LLC or its successors.

ARTICLE 21

INDEMNITIES

21.1         Indemnities.

(a)           The Owner shall indemnify and save harmless the Operator from all liability, loss, damage, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising from or relating to the management, operation or maintenance of the Hotel prior to termination of this Agreement, as required hereunder, except for those liabilities caused by the Operator’s gross negligence, willful misconduct or fraud in connection with the performance of its obligations hereunder.  In no event, however, shall this provision be deemed to create a third-party beneficiary relationship between the Owner and any third party or give rise to any claim for consequential damages on the part of the Operator.  In case of any action, suit or proceeding brought against the Operator and covered by the aforesaid indemnity, the Operator will notify the Owner of such action, suit or proceeding and the Owner may and, upon the Operator’s request, shall, at the Owner’s sole cost and expense, defend such action, suit or proceeding, or cause the same to be defended by counsel designated by the Owner and approved by the Operator, except for allegations involving the Operator’s gross negligence, willful misconduct or fraud.

(b)           The Operator shall indemnify and save harmless the Owner from all liability, loss, damage, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising solely from the Operator’s gross negligence, willful misconduct (including willful breach of this Agreement) or fraud in connection with the performance of its obligations hereunder.  In no event, however, shall this provision be deemed to create a third-party beneficiary relationship between the Operator and any third party or give rise to any claim for consequential damages on the part of the Owner. In case of any action, suit or proceeding brought against the Owner arising from the Operator’s gross negligence, willful misconduct or fraud in connection with the performance of its obligations hereunder, the Owner will notify the

Operator of such action, suit or proceeding and the Operator may and, upon the Owner’s request, shall, at the Operator’s sole cost and expense, defend such action, suit or proceeding, or cause the same to be defended by counsel designated by the Operator and approved by the Owner, except for allegations for which the Owner may be liable.

(c)           Provided that the Owner has (i) furnished sufficient funds for the payment thereof and (ii) executed, acknowledged and delivered any and all tax returns, agreements and other documents required by the Operator in connection therewith, the Operator shall indemnify the Owner from any interest charges, penalties or fines incurred solely as a result of the Operator’s failure to file sales tax returns, payroll tax returns or local tax returns on behalf of the Hotel, other than the Owner’s income tax returns, for any tax period commencing on or after the date hereof.

(d)           Notwithstanding any contrary provision herein, both parties shall first look to their own insurance policies with respect to all losses, damages, costs and expenses otherwise subject to a demand for indemnification hereunder.

ARTICLE 22

MISCELLANEOUS

22.1         Notices.  All notices required to be given under this Agreement shall be in writing and shall be sent by hand, by facsimile, by certified or registered mail, return receipt requested, postage prepaid, or by overnight courier, as follows:

If to Owner:	Sanctuary West Avenue LLC
4770 Biscayne Blvd.
Suite 400
Miami, Florida 33137
Attention: Abraham Galbut
Facsimile (786) 427-6203

with copies to:	Greenberg Traurig, LLP
1221 Brickell Avenue
Miami, Florida 33131
Attention Steven Goldman, Esq.
Facsimile: (305) 961-5561

If to Operator:	Morgans Hotel Group Management LLC
475 Tenth Avenue
New York, New York 10018
Attention: Marc Gordon
Facsimile: (212) 277-4260

with copies to:	McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10017

Attention: Keith M. Pattiz, Esq.
Facsimile: (212) 547-5444

or to such other person or place as may be designated by notice of one party to the other, and all notices shall be deemed effective when received.  Unless otherwise notified in writing, each party shall direct all sums payable to the other party at its address for notice purposes.  The attorney for any party may give notices under this Agreement on behalf of such party.

22.2         Governing Law.  This Agreement is being executed and delivered in the State of New York and shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to such jurisdiction’s principles of conflicts of law.   The parties hereby agree to submit to the jurisdiction of the state or federal courts in the State of Florida for purposes of any proceeding from or arising out of this Agreement, and further agree that venue shall be in Miami-Dade County, Florida.

22.3         Captions.  The captions and headings throughout this Agreement and its table of contents are for convenience and reference only, and they shall in no way be held or deemed to define, modify or add to the meaning, scope or intent of any provision of this Agreement.

22.4         Consents.  Except as otherwise expressly provided herein, whenever in this Agreement the consent, determination, decision or approval of the Owner or the Operator is required, such consent, determination, decision or approval shall be in the sole discretion of such party and shall be in writing, signed by a duly authorized officer or agent of the party granting such consent or giving such approval.  Whenever in this Agreement consent or approval is required, the failure to respond within ten (10) days (unless different time periods are specified herein) of the receipt of the written request for such consent or approval and the written request indicates, on the face thereof, that it is a request for consent or approval the failure to reply to which will be deemed an approval shall be conclusively deemed to constitute approval.

22.5         The Operator as Agent.  The Operator will perform all of its duties hereunder as agent for the Owner, and nothing herein contained shall constitute or be construed to be or create a co-partnership, joint venture, trustee, or landlord/tenant relationship between the Owner and the Operator with respect to the management of the Hotel as provided for in this Agreement.

22.6         No Waiver.  No assent, expressed or implied, by the Owner or the Operator to any breach of or default in any term, covenant or condition which this Agreement requires to be performed or observed by the other party shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term, covenant or condition hereof.

22.7         Severability.  In the event that any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by a final or unappealable order, decree or judgment of any court, this Agreement shall be construed as if it did not contain such phrases, sentences, clauses or paragraphs.

22.8         No Recourse.  (a)  Except as provided below, the Operator shall look solely and only to the Owner’s interest in the Hotel and the Owner’s interest in any other hotel managed by the Operator and, after receipt by the Owner, the net insurance proceeds, net condemnation or similar taking awards, net sale or refinancing proceeds and/or net revenues thereof, for the payment, performance and observance of any amount, obligation or provision on the Owner’s part to be paid, performed or observed to, or for the benefit of, the Operator under this Agreement.  Neither any partner, member, manager, director, officer or shareholder in the Owner nor any disclosed or undisclosed principal for whom the Owner may be acting (“shareholder or principal”), nor any of the respective heirs, administrators, executors, personal representatives, successors or assigns of any of the shareholders or principals of the Owner, shall have any personal liability or other personal obligation for a deficiency for or with respect to any payment, performance or observance of any amount, obligation, liability or provision on the Owner’s part to be paid, performed or observed under this Agreement or any of the representations, warranties, covenants, indemnifications or other undertakings of the Owner hereunder and, except as otherwise provided herein, the Operator agrees not to seek or obtain a money or other judgment against any shareholder of the Owner or against any disclosed or undisclosed principal for whom the Owner may be acting or against any of their respective heirs, administrators, executors, personal representatives, successors or assigns; provided, however, nothing herein contained shall be construed to impair the rights or remedies of the Operator to proceed against the Owner’s interest in the Hotel properties, or the insurance proceeds, compulsory purchase or similar taking awards, sale or refinancing proceeds, and/or net revenues thereof, in the event of an Owner’s Default on the Owner’s part hereunder to the extent permitted above; and provided further, that the foregoing provisions of this Section shall not (a) constitute a waiver by the Operator of any obligation of the Owner in this Agreement or (b) limit the right of the Operator to name any transferee of the Owner as a party defendant in any action or suit seeking enforcement of the provisions of this Agreement so long as, in either case, no judgment in the nature of a personal monetary judgment shall be enforced against any shareholder or principal of the Owner.  Notwithstanding any other provision in this Agreement, the Owner shall in no circumstances (other than for using the Operator’s Tradename or the Operator’s Materials in violation of the terms hereof, for which Owner shall be fully liable, including, without limitation, for consequential damages) be liable to the Operator for any consequential loss or damage suffered by the Operator (including, without limitation, any loss of profit or loss of value of goodwill or reputation) arising as a result of any breach by the Owner of its obligations under the terms of this Agreement or arising in tort or otherwise.

(b)           No shareholder, director, partner, officer, employee, principal or member of the Operator shall have liability to the Owner (whether in contract or tort or otherwise) in connection with the operation of the Hotel or the performance of the Operator’s obligations hereunder and the Owner’s sole right shall be to terminate this Agreement in accordance with the provisions hereof and/or to seek compensation for damages from the proceeds of the insurance described in Section 11.1(b) hereof as more particularly described below; provided that the foregoing provisions of this Section shall not (a) constitute a waiver by the Owner of any obligation of the Operator in this Agreement or (b) limit the right of the Owner to name the Operator as a party defendant in any action or suit seeking enforcement of the provisions of this Agreement so long as, in either case, no judgment in the nature of a personal monetary judgment shall be sought or enforced against the Operator or any partner, director, shareholder, officer, employee, member or principal of the Operator; provided further, that notwithstanding any other provision in this Agreement, the Operator shall in no circumstances (other than in the case of fraud or fraudulent misrepresentation) be liable to the Owner for any consequential loss or damage suffered by the Owner (including, without limitation, any loss of profit or loss of value of goodwill or reputation) arising as a result of any breach by the Operator of its obligations under the terms of this Agreement or arising in tort or otherwise.

22.9         Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written.  The Owner has not relied on any projection of earnings, statements as to the possibility of future success or other similar matter which may have been prepared by the Operator, and understands that no representations, warranties or guaranties are, have been or will be made or implied by the Operator as to the future financial success of the Hotel.

22.10       Supplemental Agreements.  The Owner and the Operator shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable as between them and as against third parties, including the Owner’s filing in appropriate governmental offices pursuant to any statute, ordinance, rule or regulation requiring such filing by persons or entities doing business in a name other than their own, of a certificate or similar document indicating that the Owner is engaging in the hotel business at the Hotel under the name of the Hotel.  Failure to execute such supplemental agreements shall not affect the validity of this Agreement and this Agreement shall continue to be a valid and binding obligation of the parties hereto irrespective thereof.

22.11       Estoppel Certificates.  The Operator and the Owner each agree, at any time and from time to time, upon not less than thirty (30) days’ prior notice by the other party hereto, to provide a statement in writing certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and stating whether or not to the knowledge of the signer of such certificate, there exists any default in the performance of any obligation contained in this Agreement, and if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by the Operator, the Owner, any proposed assignee or transferee of the Owner or the Operator, or the Holder of any Security Agreement or any prospective mortgagee in respect of any mortgage placed, or about to be placed, on the Hotel, as the case may be.

22.12       The Operator Not a Trustee.  The Operator’s undertaking to deposit into and hold “all monies in the Operating Account or Accounts” herein is intended solely to make apparent the ownership interest of the Owner in the funds in the Operating Account or Accounts from time to time, and the Operator shall not be held accountable as a “trustee” or fiduciary, in accordance with Applicable Laws, relative to the Operating Account or Accounts and the funds therein from time to time, except to the extent that Applicable Laws impose a mandatory fiduciary duty with respect thereto.  Notwithstanding the foregoing, Operator shall adhere to standards of good faith and fair dealing in connection with the handling of money consistent with the practices at other hotels managed by Operator.

22.13       No Oral Modification.  This Agreement may not be modified, amended, surrendered or changed, except by a written instrument signed by the parties hereto.

22.14       Force Majeure.  Notwithstanding anything to the contrary contained in this Agreement, in the event that the Operator or the Owner shall be delayed or hindered in or prevented from the performance of any act required under this Agreement by reason of Force Majeure, then the performance of such act shall be excused for the period of delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay, except as provided otherwise in Section 16.1 of this Agreement.  A Force Majeure delay shall be deemed to exist only if the Owner or the Operator, as the case may be, notifies the other party of such delay in writing with reasonable promptness, together with an explanation of the nature or cause of the delay; provided, however, that any delay in so notifying the other party of any event of Force Majeure shall not negate such event of Force Majeure but shall shorten the period thereof to the extent that such other party was prejudiced by the delay in giving such notice.

22.15       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument.

22.16       Not an Interest in Real Estate.  The Operator and the Owner agree that it is not the intention of the parties to this Agreement to convey or create an interest in real property.  Neither party shall have the right to record this Agreement or any memorandum thereof without obtaining the prior written consent of the other party hereto.

22.17       Emergencies.  The Operator shall inform the Owner of any and all emergencies as soon as practicable.  The Operator shall use its best efforts to obtain the Owner’s prior approval of any action in response to an emergency.

22.18       Litigation.  The Operator shall institute any necessary or desirable legal actions or proceedings to collect charges or other income of the Hotel or to evict or dispossess non-paying or legally undesirable persons in possession, or cancel or terminate or sue for damages under any agreement relating to the operation of the Hotel other than this Agreement, provided that the Operator shall not institute any such action or proceeding without the prior written consent of the Owner.  The Operator shall only use counsel approved by the Owner and shall supply the Owner with a copy of all pleadings and other pertinent papers relating to such litigation as they become available to the Operator.  The Owner shall be kept informed of the progress of all such litigation and shall have the right to take control of the litigation.

22.19       Licenses and Permits.  Subject to the requirement that in any case all licenses will be held in accordance with the provisions of Applicable Laws, the Operator will seek, on behalf of and in the name of the Owner (unless the law requires that a particular license be in the name of the Operator, in which case the Operator will give notice to the Owner and will assign such license to any subsequent operator at the designation of the Owner as may be allowed by law), the necessary licenses and permits as may be required for the conduct and operation at the Hotel of the business herein contemplated.  The Owner agrees to cooperate fully with the operator in applications for such licenses and permits and to apply for the same directly if required by Applicable Laws.

22.20       Mortgage Lender.  The Owner shall use best efforts to obtain for the benefit of the Operator a subordination and non-disturbance agreement from the holder of any such replacement or other loan encumbering the Hotel on terms, and subject to fees, as are then standard in the market.  In the event that despite the exercise of best efforts by the Owner such subordination and non-disturbance agreement is not obtained, this Agreement shall remain in effect without such subordination.

22.21       Unit Rental Agreements and Declaration.

(a)           The Hotel and the operation of the Hotel shall be subject to the terms of the Declaration.  Owner acknowledges that the Operator shall have the right to review and (A) in its reasonable discretion, to approve, prior to their finalization (i) the Declaration and, in Operator’s reasonable discretion, any modifications thereto, over which the Owner has control (through the exercise of voting rights or otherwise), (ii) the form of purchase contract to be used by Owner with respect to the sale of Hotel Condominium Units, and (iii) the form of Unit Rental Agreement to be used by the Owner in connection with the Rental Program, and (B) in its reasonable discretion, review and approve any modification to the Declaration over which the Owner has control which is: (a) likely to adversely affect the Operator’s ability to operate the Hotel in accordance with the Hotel Standards; (b) likely to adversely affect the Owner’s ability to ensure that all components of the Hotel and Project are constructed, operated and maintained in accordance with the Hotel Standards; (c) likely to alter the Operator’s responsibilities or its ability to perform its obligations under the Agreement; or (d) likely to violate any applicable laws, including, but not limited to, state or federal securities laws, or cause the Operator to incur material liability under applicable laws or to third parties.

(b)           The Operator shall maintain copies of executed counterparts of all Unit Rental Agreements for review by Owner.

(c)           As part of its operation of the Hotel, the Operator shall administer the Owner’s duties and responsibilities under the Declaration and shall administer the Declaration through the exercise of the rights of Owner thereunder.  In carrying out these responsibilities, Operator will not be responsible for any of the Owner’s obligations under the Master Declaration which result from the Owner’s failure to pay sums due from the Owner or which are unique to Owner (e.g., bankruptcy or other default which is personal to the Owner).

22.22       Rental Program.

Owner will enter into separate Unit Rental Agreements with those Hotel condominium Unit Owners desiring to submit their Condominium Units to the Rental Program (becoming Participating Condominium Units) for the exclusive rental of the same by Operator (on the Owner’s behalf as part of the Hotel rooms inventory).  As part of the Hotel operation, Operator shall manage all Participating Condominium Units in accordance with the Unit Rental Agreements and this Agreement, and will offer such Participating Condominium Units for rental to guests of the Hotel; provided, however, that Operator shall not be responsible for any of Owner’s obligations under the Unit Rental Agreements which result from the Owner’s failure to pay sums due from the Owner, unless the Operator collects and administers the income under the Unit Rental Agreements or which are unique to the Owner (e.g., bankruptcy or other default which is personal to the Owner).  The Owner and Operator agree to use commercially reasonable efforts to maximize the number of residential Condominium Units participating in the Rental Program.  The Owner shall deliver to the Operator copies of each Rental Agreement executed with an owner of a Condominium Unit, and shall not materially amend nor modify the same in a manner likely to have an adverse effect upon the interests of the Operator without obtaining the prior written consent of the Operator.  As part of its operation of the Rental Program in accordance with this Agreement and the Unit Rental Agreements, Operator shall be required to make, on a periodic basis as determined by the Operator payments to each Participating Unit owner representing such owner’s share of rental income from the commitment of its Participating Condominium Unit to the Rental Program.  With the exception of model units, all Condominium Units that have not been transferred to bona fide third parties shall be a part of the Hotel guest room inventory, and shall be treated as Participating Condominium Units within the Rental Program until legal title to the unit is conveyed by the Owner to a third-party purchaser.

22.23       Special Procedures in connection with Participating Unit Owners.

(a)           Among the Hotel personnel shall be an employee retained by Operator on Owner’s behalf to interface with Participating Unit Owners (the “Owner Relations Director”).  The selection of the Owner Relations Director shall be subject to the reasonable approval of the Owner.  Operator shall maintain a log of material issues with respect to (a) the Rental Program and (b) compliance with the Unit Rental Agreements that are raised with it by the Participating Unit Owners.  Such list of issues shall be furnished to the Owner on a periodic basis, but not more frequently than weekly, as requested by the Owner, and shall be incorporated in the Operator’s monthly reporting called for pursuant to the Agreement.  Owner may provide input to the Operator at its periodic meetings with the Operator on the matters raised by the Participating Unit Owners although the Operator shall have operational discretion, consistent with the Declaration Documents, in determining how such matters are to be addressed provided that such discretion shall not relieve Operator of its covenant set forth above to carry out Owner’s responsibilities pursuant to Unit Rental Agreements and the Declaration Documents.  The Owner and the Operator acknowledge and agree that concerns on the part of the Participating Unit owners shall be directed to the Owner Relations Director for proper handling.

(b)           In the event of a default by the Owner under a Unit Rental Agreement which has been caused solely by the Operator’s failure to fulfill its covenant under Sections 22.22 or 22.24, which is not cured within the applicable cure periods (a “Breach”), Owner may send a notice to the general manager of the Hotel with a copy to the Operator specifically identifying the Breach and requesting a meeting with the employee of the Operator that has responsibility for hotel management operations, to who the Hotel general manager reports directly, or indirectly through interim personnel.

(c)           Subject to the availability of the Owner’s representative, the Operator’s designated employee shall confer with the Owner’s representative via telephone or in person within ten (10) Business Days after the Operator’s receipt of the notice to discuss the Breach and shall consider the Owner’s proposals related to the Breach.

(d)           If the Operator’s representative and the owner agree in writing, signed by both parties, that any specific follow-up action is necessary, including, without limitation, an action plan setting forth expected time frames, the Operator shall cause on-site Hotel employees to carry out such follow-up action and shall take appropriate steps to ascertain that the same has occurred and that longer-term steps to avoid similar Breaches in the future have been implemented, which shall include personnel changes to the extent the Operator determines that the same is necessary.  If the Owner requests a personnel changes in writing but the Operator does not comply, the Operator shall state the reasons for the Operator’s refusal to comply via telephone to Owner within ten (10) days.

22.24       Operating Agreement.

As long as an affiliate of the Operator is a Member of the Owner, the terms and conditions of the Operating Agreement as between its members shall be controlling in the event of any conflict between the terms contained in the Operating Agreement and this Management Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

OWNER:

1100 WEST PROPERTIES, LLC,

By:
Name:
Title:

By:
Name:
Title:

OPERATOR:

MORGANS HOTEL GROUP MANAGEMENT LLC, a Delaware limited liability company

By:	Morgans Hotel Group LLC

By:
Name:
Title:

EXHIBIT A

[Description of Premises]

Parcel 1:

Lots 7 and 8 and the North 50 feet of Lot 9, Block 80, SUBDIVISION OF BLOCK EIGHTY OF THE ALTON BEACH REALTY COMPANY, A PART OF ALTON BEACH BAY FRONT SUBDIVISION, according to the Plat thereof, as recorded in Plat Book 6, at Page 12, of the Public Records of Miami-Dade County, Florida; also described as:

Commence at the Northwest corner of West Avenue and 10th Street in Miami Beach, Florida, said corner also being the intersection of Tangents at the Southeast corner of Block 80, and run Northerly along the Easterly line of said Block 80, along the Westerly line of West Avenue, a distance of 350.00 feet to the Southerly line of the North 50.00 feet of said Lot 9 and the Point of Beginning (P.O.B.) of the tract of land hereinafter described:   Thence continue along the Easterly line of said Block 80, along the Westerly line of West Avenue, a distance of 299.85 feet to the Northeast corner of the above referenced Lot 7; thence deflecting 90°00’00” to the left, run Westerly along the Northerly line of said Lot 7, a distance of 337.96 feet to the face of a concrete bulkhead cap and the face of deck; thence run Southerly along the face of deck and cap, a distance of 301.70 feet to the Southerly line of the North 50.00 feet of Lot 9; thence run Easterly along the Southerly line of the North 50.00 feet of said Lot 9, a distance of 304.67 feet to the Point of Beginning.

Together with the easement rights as contained in Master Declaration of Covenants, Conditions and Restrictions for Mirador South Beach, filed December 30, 2004, in Official Records Book 22959, at Page 886, of the Public Records of Miami-Dade County, Florida.

Parcel 2:

Condominium Unit CU12, MIRADOR 1000, A CONDOMINIUM, together with an undivided interest in the common elements, according to the Declaration of Condominium thereof, as recorded in Official Records Book 22959, at Page 1727, as amended from time to time, of the Public Records of Miami-Dade County, Florida.

Together with the Leasehold Estate, as created by Sovereignty Submerged Lands Lease Renewal and Modification to Reflect Change in Ownership between the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida, as Lessor, and Mirador 1000, LLC, a Delaware limited liability company, as Lessee, filed December 16,

2004, in Official Records Book 22913, at Page 825, of the Public Records of Miami-Dade County, Florida.

Parcel 3:

Condominium Unit CU10, MIRADOR 1200, A CONDOMINIUM, together with an undivided interest in the common elements, according to the Declaration of Condominium thereof, as recorded in Official Record Book 23543, at Page 3930, as amended from time to time, of the Public Records of Miami-Dade County, Florida.

Together with the Leasehold Estate, as created by Sovereignty Submerged Lands Lease Renewal between the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida, as Lessor, and 1200 West Realty, LLC, a Delaware limited liability company, as Lessee, filed January 12, 2006, in Official Records Book 24141, at Page 1866, of the Public Records of Miami-Dade County, Florida.

SCHEDULE 10.2

Annual Incentive Fee

The Annual Incentive Fee shall be paid based upon Net Operating Profits in any Calendar Year* as follows:

1. When Net Operating Profits are less than $4,000,000: Annual Incentive Fee shall be $0.

2. When Net Operating Profits are between $4,000,000 and $5,500,000: Annual Incentive Fee shall be 10% of incremental Net Operating Profits above $4,000,000 (the “First Tier Incentive Fee”);

3. When Net Operating Profits are greater than $5,500,000, the Annual Incentive Fee shall be the sum of (i) the First Tier Incentive Fee plus 20% of Net Operating Profits above $5,500,000.

By way of example, in the event that Net Operating Profits in a given Calendar Year shall be $6,000,000, the Incentive Fee would be $250,000 (10% of 1,500,000, plus 20% of $500,000).

* Beginning on January 1 of the fourth Calendar Year of the Term, and annually on January 1 of each succeeding year thereafter (the “Adjustment Date”), each base amount of Net Operating Profits for purposes of calculating the Annual Incentive Fee as above provided (the “Base Amount”),  shall be adjusted based upon the U.S. Daily Average, (the “Adjustment Rate”) all Urban Consumers (CPI-U) all items (198284 = 100) prepared by the United States Department of Labor (the “CPI”), whereby the CPI in effect on January 1 of the year preceding the Adjustment Date shall be considered as the base, and the price index in effect for the most recent CPI available on the Adjustment Date shall be compared with this base index figure; provided, however, in no event shall the adjusted Base Amount exceed the prior Base Amount by more than three percent (3%).